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Exhibit (a)(1)(Q)

Second Amended and Restated
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
3PAR INC.
at
$33.00 Net Per Share
by
Rio Acquisition Corporation

a wholly-owned subsidiary of

Hewlett-Packard Company

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, SEPTEMBER 24, 2010 UNLESS THE OFFER IS EXTENDED.

        Rio Acquisition Corporation, a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of Hewlett-Packard Company, a Delaware corporation ("HP"), is offering to purchase all outstanding shares of common stock, par value $0.001 (the "Shares"), of 3PAR Inc., a Delaware corporation ("3PAR"), at a price of $33.00 per Share, net to the seller in cash (the "Offer Price"), without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

        The Offer is being made in connection with, and subject to the terms and conditions of, the Agreement and Plan of Merger, dated as of September 2, 2010, among HP, Purchaser and 3PAR (the "HP Merger Agreement"), pursuant to which, after the completion of the Offer and satisfaction or waiver of certain conditions, Purchaser will be merged with and into 3PAR and 3PAR will be the surviving corporation (the "Merger").

        This Second Amended and Restated Offer to Purchase, the related Second Amended and Restated Letter of Transmittal and related materials have been amended and restated as of September 7, 2010 to reflect the revised Offer Price of $33.00 per Share and the entry into the HP Merger Agreement. All references to the Offer to Purchase, Letter of Transmittal and related materials, unless the context otherwise requires, are references to the Offer to Purchase, Letter of Transmittal and related materials as so amended and restated.

        The Offer is conditioned upon, among other things, (a) there being validly tendered and not withdrawn before the expiration of the Offer a number of Shares which, together with the Shares then owned by HP and its subsidiaries, including Purchaser, represents at least a majority of the total number of Shares outstanding on a fully diluted basis as defined in this Offer to Purchase and (b) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The Offer is also subject to certain other terms and conditions. See "Introduction" and Sections 1 and 13—Terms of the Offer" and "Conditions of the Offer". There is no financing condition to the Offer.

        The 3PAR board of directors has (i) determined that the HP Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable and in the best interests of and are fair to 3PAR and 3PAR's stockholders and (ii) approved and authorized the HP Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger. The 3PAR board of directors recommends that the 3PAR stockholders accept the Offer, tender their Shares pursuant to the Offer and (to the extent necessary) adopt the Merger Agreement.

        The Information Agent for the Offer is:

501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders Call Toll-Free: (888) 750-5834
Banks and Brokers Call Collect: (212) 750-5833

September 7, 2010

 IMPORTANT

        If you desire to tender all or any portion of your Shares to Purchaser pursuant to the Offer, you should either (a) complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, mail or deliver the Letter of Transmittal (or a manually executed facsimile thereof) and any other required documents to Computershare Trust Company, N.A., the depositary for the Offer (the "Depositary"), and either deliver the certificates for your Shares to the Depositary along with the Letter of Transmittal (or a manually executed facsimile thereof) or tender your Shares by book-entry transfer by following the procedures described in Section 3—"Procedures for Tendering Shares" of this Offer to Purchase, in each case by the Expiration Date (as defined herein) of the Offer, or (b) request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee you must contact that institution in order to tender your Shares to Purchaser pursuant to the Offer.

        If you desire to tender your Shares to Purchaser pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer, or cannot deliver all required documents to the Depositary by the expiration of the Offer, you may tender your Shares to Purchaser pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3—"Procedures for Tendering Shares" of this Offer to Purchase.

*    *    *

        Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank or trust company for assistance.

        THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

 SUMMARY TERM SHEET

        The following are some of the questions you may have as a stockholder of 3PAR Inc. ("3PAR") in connection with the proposed Offer and the answers to those questions but may not contain all of the information that is important to you. You should carefully read this entire Offer to Purchase and the other documents to which this Offer to Purchase refers to fully understand the Offer and the related transactions.

Securities Sought	All issued and outstanding shares of common stock, par value $0.001 per share, of 3PAR
Price Offered Per Share	$33.00 per share, net to the seller in cash, without interest thereon and less any required withholding taxes
Scheduled Expiration of Offer	12:00 midnight, New York City time, on Friday, September 24, 2010
Purchaser	Rio Acquisition Corporation, a wholly-owned subsidiary of Hewlett-Packard Company

Who is offering to buy my shares?

        Our name is Rio Acquisition Corporation ("Purchaser"). We are a Delaware corporation formed for the purpose of making this tender offer for all of the common stock of 3PAR. We are a wholly-owned subsidiary of Hewlett-Packard Company, a Delaware corporation ("HP").

        References to "we," "us," or "our," unless the context otherwise requires, are references to Purchaser.

        See the "Introduction" and Section 9—"Certain Information Concerning Purchaser and HP."

How many shares are you offering to buy?

        We are offering to purchase all of the outstanding shares of common stock, par value $.001 per share (the "Shares"), of 3PAR at a price of $33.00 per Share, net to the seller in cash (the "Offer Price"), without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

        See the "Introduction" and Section 1—"Terms of the Offer."

Is there an agreement governing the Offer?

        Yes. HP, Purchaser and 3PAR have entered into an Agreement and Plan of Merger, dated as of September 2, 2010 (as it may be amended, supplemented or otherwise modified from time to time, the "HP Merger Agreement"). The HP Merger Agreement provides, among other things, for the terms and conditions of the Offer and the subsequent merger of Purchaser with and into 3PAR with 3PAR continuing as the surviving corporation and a wholly-owned subsidiary of HP (the "Merger").

        See Sections 11 and 13—"Purpose of the Offer and Plans for 3PAR; Merger Agreement" and "Conditions of the Offer."

How does the Offer relate to the announced transaction between 3PAR and Dell Inc.?

        On August 15, 2010, 3PAR and Dell Inc. ("Dell") announced that they had entered into an agreement and plan of merger pursuant to which Dell would acquire 3PAR through its wholly-owned subsidiary Dell Trinity Holdings Corp. (the "Dell Merger Agreement") Under the terms of the original agreement between 3PAR and Dell, for each Share, 3PAR stockholders would have received $18.00 in

i

cash. On August 23, 2010, HP submitted a proposal to acquire 3PAR for $24.00 per Share in cash. In response to this proposal, on August 26, 2010, 3PAR and Dell amended their agreement to provide that, under the terms of the amended agreement, 3PAR stockholders would receive $24.30 per Share in cash.

        On August 26, 2010, HP submitted a revised proposal to acquire 3PAR for $27.00 per Share in cash. In response to this proposal, on August 26, 2010, 3PAR and Dell amended their agreement to provide that, under the terms of the amended agreement, 3PAR stockholders would receive $27.00 per Share in cash.

        On August 27, 2010, HP submitted a revised proposal to acquire 3PAR for $30.00 per Share in cash and amended its Offer to purchase all of the outstanding Shares at a price of $30.00 per Share, net to the seller in cash.

        On September 2, 2010, HP submitted a revised proposal to acquire 3PAR for $33.00 per Share in cash. Following HP's delivery of the revised proposal, Dell issued a press release announcing that it had ended its discussions regarding a potential acquisition of 3PAR.

        In the afternoon of September 2, 2010, 3PAR terminated the merger agreement with Dell, paid Dell the termination fee pursuant to such agreement and entered into the HP Merger Agreement with HP and Purchaser.

        See Section 10—"Background of the Offer".

How much are you offering to pay for my Shares and what is the form of payment?

        We are offering to pay you $33.00 per Share, net to you in cash without interest thereon and less any required withholding taxes.

Will I have to pay any fees or commissions if I tender my Shares?

        If your Shares are registered in your name and you tender directly to the Depositary (as defined below) you will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on our purchase of your Shares. If you hold your Shares through a broker or bank you should check with your broker or bank as to whether they charge any service fees or commissions. See the "Introduction" to this Offer to Purchase.

Do you have the financial resources to pay for the Shares?

        Yes. We estimate that the total amount of funds necessary to purchase all outstanding Shares of 3PAR pursuant to the Offer and to pay customary fees and expenses in connection with the Offer and the related transactions will be approximately $2.1 billion. We expect to fund all these payments through a loan or capital contribution from HP to Purchaser. As of July 31, 2010, HP had approximately $14.7 billion in cash and cash equivalents. The Offer is not conditioned upon any financing arrangements. See Section 12—"Source and Amount of Funds."

Is your financial condition relevant to my decision to tender my Shares?

        We do not believe our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because the Offer is being made for all outstanding Shares solely for cash. There is no financing condition to the Offer.

Why did you amend and restate the Offer to Purchase and related documents?

        We amended and restated the Offer to Purchase and related documents to reflect the increase in the Offer Price per Share to $33.00 and the entry into the HP Merger Agreement.

Does the 3PAR board of directors recommend that I tender my Shares?

        The 3PAR board of directors recommends that 3PAR's stockholders accept the Offer, tender their Shares pursuant to the Offer and (to the extent necessary) adopt the HP Merger Agreement. See section "Introduction"and Section 11—"Purpose of the Offer and Plans for 3PAR; Merger Agreement."

        A more complete description of the reasons for the 3PAR board of directors' approval and recommendation of the Offer and the Merger will be set forth in a Solicitation/Recommendation Statement on Schedule 14D-9 that will be filed with the United States Securities and Exchange Commission (the "SEC") by 3PAR.

Is there a deadline for tendering my Shares?

        You may tender at any time prior to the end of the initial offering period for the Offer, which will end at 12:00 midnight, New York City time, on September 24, 2010, unless we extend the Offer in accordance with the HP Merger Agreement.

        If you cannot deliver everything that is required to validly tender your Shares by that time, you may be able to use a guaranteed delivery procedure to tender your Shares. The procedures for tendering your Shares by guaranteed delivery are described later in this Offer to Purchase.

        See Sections 1 and 3—"Terms of the Offer" and "Procedures for Tendering Shares."

Under what circumstances would you extend the Offer?

        If we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by the SEC.

        The HP Merger Agreement requires us to extend the Offer:

  •
  for one or more periods if required by any law or order, or any rule or regulation of the SEC or the NYSE applicable to the Offer,

  •
  in the event that all of the conditions to the Offer, including the Minimum Condition or any of the other conditions set forth in Section 13—"Conditions of the Offer," are not satisfied or waived (if permitted under the HP Merger Agreement) as of any then scheduled expiration of the Offer for successive extension periods of up to 10 business days each (or any longer period as may be approved in advance by 3PAR); and

  •
  in the event that the 3PAR board of directors delivers a Recommendation Change Notice or a Superior Proposal Notice (each, as defined in Section 11—"Purpose of the Offer and Plans for 3PAR; Merger Agreement" under "No Solicitation") until the expiration of the 3 business day period following such delivery of such Recommendation Change Notice or Superior Proposal Notice.

        We have agreed in the HP Merger Agreement that if the Shares we acquire in the Offer (together with Shares owned of record by HP and Purchaser and assuming exercise in full of the Top-Up Option (as defined below)) represent less than 90% of the then-outstanding Shares, we may provide a subsequent offering period upon expiration of the Offer. A subsequent offering period would be an additional period of time of between 3 business days and 20 business days, beginning no later than 9:00 a.m., New York City time, on the next business day following the expiration of the Offer, during which stockholders may tender Shares not tendered in the Offer. During a subsequent offering period, tendering stockholders will not have withdrawal rights, and we will promptly purchase and pay for any Shares tendered during the subsequent offering period at the same price paid in the Offer. Any subsequent offering period will be disclosed by public announcement thereof to be issued not later than 9:00 a.m., New York City time, on the next business day after the expiration of the Offer. We do not currently intend to provide a subsequent offering period, although we reserve the right to do so.

        Under the HP Merger Agreement, we are not required to extend the Offer beyond February 15, 2011, or at any time when HP, Purchaser or 3PAR would be permitted to terminate and terminates the HP Merger Agreement. See Sections 1 and 13—"Terms of the Offer" and "Conditions of the Offer."

        See Section 11—"Purpose of the Offer and Plans for 3PAR; Merger Agreement."

How will I be notified if you extend the Offer?

        We will announce any decision to extend the Offer in a press release stating the new expiration date no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration of the Offer. See Section 1—"Terms of the Offer."

What are the most significant conditions to the Offer?

        The Offer is conditioned upon, among other things:

  •
  there being validly tendered and not withdrawn before the expiration of the Offer a number of Shares which, together with the Shares then beneficially owned by HP and its subsidiaries, including Purchaser, represents at least a majority of the total number of Shares outstanding on a fully diluted basis (assuming the issuance of all Shares that may be issued upon the vesting, conversion or exercise of all outstanding options, warrants, convertible or exchangeable securities and similar rights that are then, or then scheduled to become, exercisable within 90 days following the then scheduled expiration of the Offer in accordance with the terms and conditions thereof (other than the Top-Up Option (as defined below)), and

  •
  the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        The Offer is also subject to other conditions. See Section 13—"Conditions of the Offer."

  There is no financing condition to the Offer.

What is the "Top-Up Option" and when could it be exercised?

        3PAR has granted us the option to purchase from 3PAR subject to the terms and conditions set forth in the HP Merger Agreement the number of authorized and unissued Shares equal to the lowest number of Shares that, when added to the number of Shares beneficially owned by HP and/or Purchaser at the time of such exercise, will constitute 100 Shares more than 90% of the Shares outstanding, assuming the issuance of all Shares that are issuable within 10 business days after the scheduled closing of the purchase of the Top-Up Option Shares upon the vesting, conversion or exercise of all outstanding options, warrants, convertible or exchangeable securities and similar rights, at a price per share equal to the Offer Price. This option is to enable us to effect the Merger as a short-form merger under Delaware law without a vote or any further action by the stockholders of 3PAR. We refer to this option as the "Top-Up Option" and to the Shares we may purchase under the Top-Up Option as the "Top-Up Option Shares."

How do I tender my Shares?

  If you wish to accept the Offer, and:

  •
  you are a record holder (i.e., a stock certificate has been issued to you and registered in your name), you must deliver the stock certificate(s) representing your Shares (or follow the procedures described in this Offer to Purchase for book-entry transfer), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any other documents required by the Letter of Transmittal, to the Depositary. These materials must reach the Depositary before the Offer expires. Detailed instructions are contained in the Letter of Transmittal and in Section 3—"Procedures for Tendering Shares".

  •
  you are a record holder, but your stock certificate is not available or you cannot deliver it to the Depositary before the Offer expires, you may be able to obtain three additional trading days to tender your Shares using the enclosed Notice of Guaranteed Delivery. See Section 3—"Procedures for Tendering Shares."

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  you hold your Shares through a broker or a bank and wish to accept the Offer, you should promptly contact your broker or bank and give instructions that your Shares be tendered. See the Letter of Transmittal and Section 3—"Procedures for Tendering Shares" for more information.

If I already tendered my shares in the original Offer by Purchaser, do I have to do anything now?

        No. Shares previously tendered pursuant to the Offer to Purchase and the related Letter of Transmittal filed by HP and Purchaser and not withdrawn constitute valid tenders for purposes of the Offer as amended. Stockholders who have validly tendered and not withdrawn their shares are not required to take any further action with respect to such shares in order to receive the Offer Price if Shares are accepted for payment and paid for by us pursuant to the Offer, except as may be required by the guaranteed delivery procedure if such procedure was utilized.

        We expect Shares tendered pursuant to the Dell tender offer will be returned by Dell per its obligations under the Dell Merger Agreement and may be tendered in this Offer.

May I withdraw previously tendered Shares?

        You may withdraw Shares tendered pursuant to the Offer at any time on or prior to the Expiration Date and, unless and until we accept them for payment, such Shares may also be withdrawn at any time after October 25, 2010.

        In the event we provide a subsequent offering period following the Offer in accordance with the HP Merger Agreement, no withdrawal rights will apply to Shares tendered during such subsequent offering period or to Shares tendered in the Offer and accepted for payment.

        See Sections 1 and 4—"Terms of the Offer" and "Withdrawal Rights."

How do I withdraw previously tendered Shares?

        To withdraw Shares that you previously tendered, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary at a time when you have the right to withdraw your Shares. If you tendered your Shares through your broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your Shares. You will not be able to withdraw Shares tendered during any subsequent offering period that we may elect to establish after we have accepted for payment and paid for Shares tendered in the Offer.

        See Sections 1 and 4—"Terms of the Offer" and "Withdrawal Rights."

Have any stockholders already agreed to tender their Shares in the Offer?

        Yes. In connection with the execution of the HP Merger Agreement, certain stockholders of 3PAR and their affiliates, if applicable, who hold approximately 33% of the outstanding stock of 3PAR (the "Tendering Stockholders") have entered into a tender and voting agreement with HP and Purchaser

v

(the "Tender and Voting Agreement"), which provides, among other things, that the Tendering Stockholders will tender their Shares in the Offer and vote their Shares in favor of adopting the HP Merger Agreement, if applicable. In addition, the Tendering Stockholders have agreed, subject to certain exceptions, to refrain from disposing of their Shares and soliciting alternative acquisition proposals to the Offer and Merger. The Tender and Voting Agreement will terminate upon the earlier to occur of (i) the termination of the HP Merger Agreement in accordance with its terms, (ii) the termination or expiration of the Offer, without any Shares being accepted for payment thereunder, and (iii) the effective time of the Merger.

If I decide not to tender my Shares, what will happen to my Shares?

        If the Merger is consummated, stockholders not tendering their Shares in the Offer (other than those properly exercising their appraisal rights) will receive cash in an amount equal to the price per Share paid in the Offer. Therefore, if the Merger takes place, the only difference between tendering and not tendering Shares in the Offer is that tendering stockholders will be paid earlier. If, however, the Merger does not take place and the Offer is consummated, the number of stockholders and the number of Shares that are still in the hands of the public may be so small that there will no longer be an active or liquid public trading market (or possibly any public trading market) for Shares held by stockholders other than Purchaser. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether the reduction would cause future market prices to be greater or less than the Offer Price.

        See the "Introduction" and Section 7—"Possible Effects of the Offer on the Market for the Shares; NYSE Listing; Exchange Act Registration and Margin Regulations."

If the Offer is consummated, will 3PAR remain a public company?

        Following the consummation of the Offer, we will complete the Merger if and when the conditions are satisfied. If the Merger is consummated, 3PAR will no longer be publicly owned. Even if the Merger is not consummated, following the consummation of the Offer, there may not be a public trading market for the Shares and 3PAR may cease making filings with the SEC or otherwise cease being required to comply with the rules relating to publicly held companies because we intend to and will cause 3PAR to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such delisting and termination are met.

        See Section 7—"Possible Effects of the Offer on the Market for the Shares; NYSE Listing; Exchange Act Registration and Margin Regulations."

Will I have appraisal rights in connection with the Offer?

        No appraisal rights will be available to you in connection with the Offer. However, you will be entitled to seek appraisal rights in connection with the Merger if you do not tender Shares in the Offer and do not vote in favor of the Merger, subject to and in accordance with Delaware law.

        See Section 15—"Certain Legal Matters—Appraisal Rights."

What will happen to my 3PAR options in the Offer and the Merger?

        The Offer is only for Shares and not for any 3PAR options to acquire Shares. Options to purchase 3PAR's common stock that are outstanding and vested immediately prior to the Effective Time will be cancelled and converted automatically into the right to receive, in exchange for the cancellation of such options, an amount in cash, without interest, equal to the product obtained by multiplying (x) the aggregate number of Shares that were issuable upon exercise of such option immediately prior to the Effective Time, and (y) the Offer Price, less the per share exercise price of such option.

        Options to purchase 3PAR's common stock that are outstanding and unvested immediately prior to the Effective Time will be assumed by HP in connection with the Offer and Merger and converted into options to purchase a number of shares of common stock of HP based on an exchange ratio described in the HP Merger Agreement.

        See Section 11—"Purchase of the Offer and Plans for 3PAR; Merger Agreement."

What will happen to my 3PAR restricted stock units and restricted stock awards in the Offer and the Merger?

        The Offer is only for Shares and not for any 3PAR restricted stock units. Restricted stock units which are outstanding and unvested immediately prior to the Effective Time will be assumed by HP in connection with the Offer and Merger and converted into restricted stock units to acquire a number of shares of common stock of HP based on an exchange ratio described in the HP Merger Agreement.

        Each restricted stock award outstanding immediately prior to the Effective Time will be cancelled and each share of 3PAR's common stock subject to a restricted stock award will be converted automatically into the right to receive an amount of cash equal to the Offer Price, which shall be subject to, and payable to the holder of such restricted stock award, in accordance with the vesting schedule applicable to such restricted stock award as in effect immediately prior to the Effective Time.

        See Section 11—"Purchase of the Offer and Plans for 3PAR; Merger Agreement."

What is the market value of my Shares as of a recent date?

        On August 20, 2010, the last full trading day prior to the public announcement of the terms of HP's initial proposal, the reported closing sales price per Share on the New York Stock Exchange was $18.04 per Share. On September 1, 2010, the last full trading day prior to public announcement of our proposal to acquire 3PAR for $33.00 per Share, the reported closing sales price per Share on the New York Stock Exchange was $32.08 per Share. We encourage you to obtain a current market quotation for the Shares.

        See Section 6—"Price Range of Shares; Dividends."

What are the material United States federal income tax consequences of tendering Shares?

        If you are a U.S. person, your receipt of cash for Shares in the Offer will be a taxable transaction for U.S. federal income tax purposes. You will generally recognize gain or loss in an amount equal to the difference between (i) the cash you receive in the Offer and (ii) your adjusted tax basis in the Shares you sell in the Offer. That gain or loss will be capital gain or loss if the Shares are a capital asset in your hands, and will be long-term capital gain or loss if the Shares have been held for more than one year at the time of the exchange of your Shares for cash. You are urged to consult your own tax advisor as to the particular tax consequences of the Offer to you, including the tax consequences under state, local, foreign and other tax laws.

        See Section 5—"Material United States Federal Income Tax Consequences of the Offer."

Whom should I call if I have questions about the Offer?

        For further information, you can call Innisfree M&A Incorporated, the Information Agent for the Offer, at (888) 750-5834 (toll-free for stockholders) or (212) 750-5833 (collect for banks and brokers). See the back cover page of this Offer to Purchase.

To All Holders of Shares of Common Stock of 3PAR Inc.:

INTRODUCTION

        Rio Acquisition Corporation, a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of Hewlett-Packard Company, a Delaware corporation ("HP"), hereby offers to purchase all outstanding shares of common stock, par value $0.001 (the "Shares"), of 3PAR Inc., a Delaware corporation ("3PAR"), at a price of $33.00 per Share, net to the seller in cash (the "Offer Price"), without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

        The Offer is being made in connection with, and subject to the terms and conditions of, the Agreement and Plan of Merger, dated as of September 2, 2010, among HP, Purchaser and 3PAR (the "HP Merger Agreement"), pursuant to which, after the completion of the Offer and satisfaction or waiver of certain conditions, Purchaser will be merged with and into 3PAR and 3PAR will be the surviving corporation (the "Merger").

        Pursuant to the HP Merger Agreement, at the effective time of the Merger (the "Effective Time"), each Share outstanding immediately prior to the Effective Time (other than Shares owned by HP, Purchaser or 3PAR, or direct or indirect wholly-owned subsidiaries of HP, Purchaser or 3PAR, and any Shares held by stockholders who validly exercise their appraisal rights in connection with the Merger as described in Section 15—"Certain Legal Matters—Appraisal Rights") will be cancelled and extinguished and automatically converted in the Merger into the right to receive an amount in cash equal to the Offer Price, without interest thereon and less any applicable withholding taxes.

        In connection with the execution of the HP Merger Agreement, certain stockholders of 3PAR and their affiliates, if applicable, who hold approximately 33% of the outstanding stock of 3PAR (the "Tendering Stockholders") have entered into a tender and voting agreement with HP and Purchaser (the "Tender and Voting Agreement"), which provides, among other things, that the Tendering Stockholders will tender their Shares in the Offer and vote their Shares in favor of adopting the HP Merger Agreement, if applicable. In addition, the Tendering Stockholders have agreed, subject to certain exceptions, to refrain from disposing of their Shares and soliciting alternative acquisition proposals to the Offer and Merger. The Tender and Voting Agreement will terminate upon the earlier to occur of (i) the termination of the HP Merger Agreement in accordance with its terms, (ii) the termination or expiration of the Offer, without any Shares being accepted for payment thereunder, and (iii) the Effective Time.

        The HP Merger Agreement and the Tender and Voting Agreement are more fully described in Section 11—"Purpose of the Offer and Plans for 3PAR; Merger Agreement," which also contains a discussion of the treatment of stock options and other 3PAR equity awards.

        The Offer is conditioned upon, among other things, (a) there being validly tendered and not withdrawn before the expiration of the Offer a number of Shares which, together with the Shares then owned by HP and its subsidiaries, including Purchaser, represents at least a majority of the total number of Shares outstanding on a "fully diluted basis," (which for purposes of the Offer assumes the issuance of all Shares that may be issued upon the vesting, conversion or exercise of all outstanding options, warrants, convertible or exchangeable securities and similar rights that are then, or then scheduled to become, exercisable within 90 days following the then scheduled expiration of the Offer in accordance with the terms and conditions thereof (other than the Top-Up Option (as defined below)) (the "Minimum Condition") and (b) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") (the "Antitrust Condition"). The Offer is also subject to other conditions. See Section 13—"Conditions of the Offer." There is no financing condition to the Offer.

        According to 3PAR, as of August 31, 2010, there were 63,278,384 Shares outstanding, 10,411,620 Shares were issuable upon or otherwise deliverable in connection with the exercise of outstanding employee stock options and 602 Shares were issuable upon or otherwise deliverable in connection with the exercise of restricted stock awards. Based on the foregoing, Purchaser believes that the Minimum Condition would be satisfied if 34,118,033 Shares are validly tendered and not withdrawn prior to expiration of the Offer (not including Shares tendered pursuant to procedures for guaranteed delivery). The actual number of Shares required to be tendered to satisfy the Minimum Condition will depend upon the actual number of Shares outstanding at the Expiration Date and the number of Shares tendered in the Offer pursuant to the guaranteed delivery procedures described herein as to which delivery has not been completed.

        The 3PAR board of directors has (i) determined that the HP Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable and in the best interests of and are fair to 3PAR and 3PAR's stockholders and (ii) approved and authorized the HP Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger. The 3PAR board of directors recommends that the 3PAR stockholders accept the Offer, tender their Shares pursuant to the Offer and (to the extent necessary) adopt the Merger Agreement.

        If your Shares are registered in your name and you tender directly to the Depositary (as defined below) you will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser. If you hold your Shares through a broker or bank you should check with your broker or bank as to whether they charge any service fees or commissions. However, if you do not complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal, or a Form W-8BEN or other Form W-8, as applicable, you may be subject to a required backup federal income tax withholding, currently at a rate of 28% of the gross proceeds payable to you. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability. See Section 5—"Material United States Federal Income Tax Consequences of the Offer." Purchaser will pay all charges and expenses of Computershare Trust Company, N.A. (the "Depositary") and Innisfree M&A Incorporated (the "Information Agent").

        Shares previously tendered pursuant to the Offer to Purchase and the related Letter of Transmittal and not validly withdrawn constitute valid tenders for purposes of the Offer, as amended. Stockholders who have validly tendered and not withdrawn their Shares are not required to take any further action with respect to such Shares in order to receive the offer price of $33.00 per Share if Shares are accepted for payment and paid for by Purchaser pursuant to the Offer, except as may be required by the guaranteed delivery procedure if such procedure was utilized. See Section 3—"Procedures for Tendering Shares."

        If we accept for payment and pay for any Shares pursuant to the Offer, the HP Merger Agreement provides that HP will be entitled to designate representatives to serve on the 3PAR board of directors in proportion to our ownership of Shares following such purchase. We currently intend, as soon as practicable after consummation of the Offer, to exercise this right and to designate Lester D. Ezrati, Michael J. Holston, Catherine A. Lesjak, John N. McMullen and Paul T. Porrini to serve as directors of 3PAR. We expect that such representation would permit us to exert substantial influence over 3PAR's conduct of its business and operations. We currently intend, as soon as practicable after consummation of the Offer, to consummate the Merger pursuant to the HP Merger Agreement. Following the Merger, the directors of Purchaser will be the directors of 3PAR.

        Our right to amend the Offer (including amending the number of Shares to be purchased, the Offer Price and the consideration to be offered in the Merger) is limited pursuant to the terms of the HP Merger Agreement, a copy of which is filed as an exhibit to the Schedule TO. See Section 1—"Terms of the Offer."

        The Offer will expire at 12:00 midnight, New York City time, on Friday, September 24, 2010 unless extended in accordance with the HP Merger Agreement. See Sections 1, 13 and 15—"Terms of the Offer," "Conditions of the Offer" and "Certain Legal Matters."

        This Offer to Purchase and the related Letter of Transmittal contain important information and each such document should be read carefully and in its entirety before any decision is made with respect to the Offer.

 THE TENDER OFFER

1.     Terms of the Offer

        Upon the terms and subject to the prior satisfaction or waiver of the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment and pay for all Shares validly tendered and not properly withdrawn by the Expiration Date in accordance with the procedures set forth in Section 4—"Withdrawal Rights." The term "Expiration Date" means 12:00 midnight, New York City time, on Friday, September 24, 2010, unless we have extended the initial offering period of the Offer, in which event the term "Expiration Date" shall mean the latest time and date at which the offering period of the Offer, as so extended by us, will expire.

        The Offer is subject to the conditions set forth in Section 13—"Conditions of the Offer," which include, among other things, satisfaction of the Minimum Condition and the Antitrust Condition. The HP Merger Agreement provides that: (i) we will extend the Offer for any period required by any law, or any rule or regulation of the United States Securities and Exchange Commission (the "SEC") or the New York Stock Exchange (the "NYSE"), in any such case which is applicable to the Offer; (ii) in the event that all of the conditions to the Offer, including the Minimum Condition or any of the other conditions set forth in Section 13—"Conditions of the Offer", are not satisfied or waived (if permitted under the HP Merger Agreement) as of any then scheduled expiration of the Offer, we will extend the Offer for successive extension periods of up to 10 business days each (or any longer period as may be approved in advance by 3PAR) in order to permit the satisfaction of all of the conditions to the Offer; and (iii) in the event that 3PAR has delivered a Recommendation Change Notice or a Superior Proposal Notice (each as defined below) we will extend the Offer until the expiration of the 3 business day period following such delivery of such Recommendation Change Notice or Superior Proposal Notice. However, we will not extend the Offer if the HP Merger Agreement is terminated pursuant to its terms or if prohibited by law. There is no financing condition to the Offer.

        During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw Shares.

        Subject to any applicable rules and regulations of the SEC and the terms and conditions of the HP Merger Agreement, we expressly reserve the right, at any time or from time to time, to waive or otherwise modify or amend the terms and conditions of the Offer in any respect. Under the terms of the HP Merger Agreement, we are not permitted to, without 3PAR's consent, (i) waive the Minimum Condition, the Antitrust Condition or the condition set forth in paragraph 1 of Section 13—"Conditions of the Offer," (ii) change the form of consideration to be paid in the Offer, (iii) decrease the Offer Price or the number of Shares sought in the Offer, (iv) extend the Offer, other than in a manner contemplated by the HP Merger Agreement, (v) impose conditions to the Offer other than those described in Section 13—"Conditions of the Offer," (vi) modify the conditions described in Section 13—"Conditions of the Offer" or (vii) amend any other term or condition of the Offer in a manner adverse to the holders of Shares.

        Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will be required to accept for payment and pay for any Shares validly tendered and not withdrawn.

        In any event, under the HP Merger Agreement, we are not required to extend the Offer beyond February 15, 2011, or at any time when the HP Merger Agreement is terminated in accordance with its terms. See Sections 1 and 13—"Terms of the Offer" and "Conditions of the Offer."

        There can be no assurance that we will be required under the HP Merger Agreement to extend the Offer. During any extension of the initial offering period, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to withdrawal rights. See Section 4—"Withdrawal Rights."

        If we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d), 14d-6(c) and l4e-1 under the Exchange Act or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or the information concerning the tender offer, other than a change in the consideration offered or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in the consideration offered or a change in the percentage of securities sought, a tender offer generally must remain open for a minimum of 10 business days following such change to allow for adequate disclosure to stockholders.

        We expressly reserve the right, subject to the applicable rules and regulations of the SEC and the terms of the HP Merger Agreement, to not accept for payment any Shares if, at the expiration of the Offer, any of the conditions to the Offer set forth in Section 13—"Conditions of the Offer" have not been satisfied or upon the occurrence of any of the events set forth in Section 13.

        We expressly reserve the right, subject to the applicable rules and regulations of the SEC and the terms of the HP Merger Agreement, to delay acceptance of Shares and to delay payment for Shares pending receipt of any governmental regulatory approvals specified in Section 15, without prejudice to our rights set forth in Section 13—"Conditions of the Offer." See Sections 13 and 15—"Conditions of the Offer" and "Certain Legal Matters." The reservation by us of the right to delay the acceptance of or payment for Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or to return Shares deposited by or on behalf of tendering stockholders promptly after the termination or withdrawal of the Offer.

        Any extension or amendment of the Offer, waiver of a condition of the Offer, delay in acceptance for payment or payment, or termination of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(d), 14d-6(c) and l4e-1(d) under the Exchange Act.

        We have agreed in the HP Merger Agreement that if the Shares we acquire in the Offer (together with Shares owned of record by HP and Purchaser and assuming exercise in full of the Top-Up Option (as defined below)) represent less than 90% of the then-outstanding Shares, we may provide a subsequent offering period pursuant to Rule 14d-11 under the Exchange Act upon expiration of the Offer. A subsequent offering period would be an additional period of time of between 3 business days and 20 business days, beginning no later than 9:00 a.m., New York City time, on the next business day following the expiration of the initial offering period of the Offer on the Expiration Date, during which stockholders may tender Shares not tendered in the Offer. A subsequent offering period, if one is provided, is not an extension of the Offer, which already will have been completed, and no withdrawal rights will apply during a subsequent offering period with respect to Shares previously tendered in the Offer and accepted for payment. During a subsequent offering period, tendering stockholders will not have withdrawal rights, and we will promptly purchase and pay for any Shares tendered during the subsequent offering period at the same price paid in the Offer. Any subsequent offering period will be disclosed by public announcement thereof to be issued not later than 9:00 a.m. New York City time, on the next business day after the Expiration Date. We do not currently intend to provide a subsequent offering period, although we reserve the right to do so in accordance with the HP Merger Agreement.

        Without limiting our obligation under such rules or the manner in which we may choose to make any public announcement, we currently intend to make announcements by issuing a press release to the

Dow Jones News Service (or such other national media outlet or outlets it deems prudent) and making any appropriate filing with the SEC.

        We have received from 3PAR its stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. We will send this Offer to Purchase and the related Letter of Transmittal to record holders of Shares and to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

        For purposes of this Offer to Purchase, "business day" means any day on which the principal offices of the SEC in Washington, DC are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York City, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

2.     Acceptance for Payment and Payment for Shares

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for payment, and will pay for, all Shares validly tendered and not properly withdrawn at the Expiration Date promptly after the Expiration Date. In addition, subject to the applicable rules of the SEC and the terms and conditions of the HP Merger Agreement, we reserve the right to delay acceptance for payment of, or payment for, Shares, pending receipt of any regulatory or governmental approvals specified in Section 15—"Certain Legal Matters." For information with respect to approvals that we are or may be required to obtain prior to the completion of the Offer, see Section 15—"Certain Legal Matters."

        In all cases, we will pay for Shares accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) certificates representing such Shares or timely confirmation of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company ("DTC") pursuant to the procedures set forth in Section 3—"Procedures for Tendering Shares," (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with all required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in Section 3 below) in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal. See Section 3—"Procedures for Tendering Shares."

        For purposes of the Offer, we will be deemed to have accepted for payment and thereby purchased Shares validly tendered and not properly withdrawn if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for purposes of receiving payments from us and transmitting such payments to the tendering stockholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

        If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned (or new certificates for the Shares not tendered will be sent), without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at DTC pursuant to the procedures set forth in Section 3—"Procedures for Tendering Shares," such Shares will be credited to an account maintained with DTC) promptly following expiration or termination of the Offer.

        If, prior to the Expiration Date, we increase the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to holders of all Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

        We reserve the right, subject to 3PAR's prior written approval, to transfer or assign in whole or in part, from time to time, to one or more direct or indirect wholly-owned subsidiaries of HP, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.     Procedures for Tendering Shares

        Valid Tender of Shares.    Except as set forth below, to validly tender Shares pursuant to the Offer, (i) the Depositary must receive at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date a properly completed and duly executed Letter of Transmittal (or a manually executed facsimile thereof) in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal and either (x) certificates representing Shares tendered must be delivered to the Depositary or (y) such Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the Depositary (which confirmation must include an Agent's Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case, prior to the Expiration Date, or (ii) you must comply with the guaranteed delivery procedures set forth below. The term "Agent's Message" means a message, transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

        Book-Entry Transfer.    The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC's systems may make a book-entry transfer of Shares by causing DTC to transfer such Shares into the Depositary's account in accordance with DTC's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at DTC as described above is referred to herein as a "Book-Entry Confirmation."

        Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the Depositary.

        Signature Guarantees and Stock Powers.    Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (which term includes most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion

Signature Program and the Stock Exchanges Medallion Program (each, an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (i) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered owner has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

        If certificates representing Shares are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or facsimile) must accompany each delivery of certificates.

        Guaranteed Delivery.    If you wish to tender Shares pursuant to the Offer and your certificates for Shares are not immediately available, or you cannot comply with the procedure for book-entry transfer on a timely basis, or you cannot deliver all required documents to the Depositary prior to the Expiration Date, you may tender your Shares by satisfying all of the requirements set forth below:

  •
  such tender is made by or through an Eligible Institution;

  •
  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by us, is received by the Depositary (as provided below) prior to the Expiration Date; and

  •
  the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange is open for business.

        The Notice of Guaranteed Delivery may be transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

        The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through DTC, is at your election and risk. Delivery of all such documents will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If such delivery is by mail, we recommend that you send all such documents by properly insured registered mail with return receipt requested. In all cases, please allow sufficient time to ensure timely delivery.

        Other Requirements.    Notwithstanding any provision hereof, we will pay for Shares pursuant to the Offer only after timely receipt by the Depositary of (i) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will we pay interest on the Offer Price for Shares, regardless of any extension of the Offer or any delay in making such payment.

        Binding Agreement.    Our acceptance for payment of Shares tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

        Appointment as Proxy.    By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivering an Agent's Message in lieu of a Letter of Transmittal), you irrevocably appoint our designees as your proxies, each with full power of substitution, to the full extent of your rights with respect to the Shares tendered by you and accepted for payment by us and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares. All such proxies and powers of attorney will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, we accept for payment Shares tendered by you as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by you will be revoked, and no subsequent powers of attorney, proxies or consents may be given by you (and, if given, will not be deemed effective). Our designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all of your voting and other rights as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the stockholders of 3PAR, by written consent in lieu of any such meeting or otherwise. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our payment for such Shares we must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to such Shares and other securities, including voting at any meeting of stockholders or executing a written consent concerning any matter.

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by us in our sole and absolute discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of or payment for which may, in our opinion, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of HP, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto and any other documents related to the Offer) will be final and binding.

4.     Withdrawal Rights

        Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. You may withdraw Shares tendered pursuant to the Offer at any time on or prior to the Expiration Date and, unless and until we accept them for payment, such Shares may also be withdrawn at any time after October 25, 2010.

        For your withdrawal to be effective, the Depositary must timely receive a written or facsimile transmission notice of withdrawal at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the record holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3—"Procedures for Tendering Shares," any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Shares have been delivered or otherwise identified to the Depositary, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary prior to the physical release of such certificates.

        All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of HP or Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. Withdrawn Shares may, however, be retendered by following one of the procedures for tendering Shares described in Section 3—"Procedures for Tendering Shares" at any time prior to the Expiration Date.

        If we extend the Offer in accordance with the HP Merger Agreement, are delayed in our acceptance for payment of Shares or are unable to accept for payment Shares pursuant to the Offer for any reason, then, without prejudice to our rights under this Offer, the Depositary may nevertheless, on our behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders exercise withdrawal rights as described in this Section 4 before the Expiration Date or at any time after October 25, 2010 unless theretofore accepted for payment as provided herein.

        In the event we provide a subsequent offering period following the Offer in accordance with the HP Merger Agreement, no withdrawal rights will apply to Shares tendered during such subsequent offering period or to Shares tendered in the Offer and accepted for payment.

5.     Material United States Federal Income Tax Consequences of the Offer

        The following is a summary of the material U.S. federal income tax consequences to holders of Shares upon the tender of Shares for cash pursuant to the Offer. This summary does not purport to be a comprehensive description of all of the tax consequences that may be relevant to a decision to dispose of Shares in the Offer, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of investors or that are generally assumed to be known by investors. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, administrative rulings and court decisions, all as in effect as of the date hereof and all of which are subject to differing interpretations and/or change at any time (possibly with retroactive effect). In addition, this summary is not a complete description of all the tax consequences of the Offer and, in particular, may not address U.S. federal income tax considerations to holders of Shares subject to special treatment under U.S. federal income tax law (including, for example, financial institutions, dealers in securities or currencies, traders that mark to market, holders who hold their Shares as part of a hedge, straddle or conversion transaction, insurance companies, tax-exempt entities and holders who obtained their Shares by exercising options or warrants). This summary assumes that the Shares are not U.S. real property interests within the meaning of section 897 of the Code. In addition, this summary does not discuss any consequences to holders of options or warrants to purchase Shares or any aspect of state, local or foreign tax law that may be applicable to any holder of Shares, or any U.S. federal tax considerations other than U.S. federal income tax considerations. This summary assumes that holders own Shares as capital assets.

        We urge holders of Shares to consult their own tax advisors with respect to the specific tax consequences to them in connection with the Offer in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws.

        U.S. Holders.    Except as otherwise set forth below, the following discussion is limited to the U.S. federal income tax consequences relevant to a beneficial owner of Shares that is a citizen or resident of the United States, a domestic corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes), any estate (other than a foreign estate), and any trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust, and (ii) one or more U.S. persons have the authority to control all substantial decisions of the trust (a "U.S. Holder").

        If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a holder that is a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Such holders should consult their own tax advisors regarding the tax consequences of exchanging the Shares pursuant to the Offer.

        Payments with Respect to Shares.    The exchange of Shares for cash pursuant to the Offer will be a taxable transaction for U.S. Holders for U.S. federal income tax purposes, and a U.S. Holder who receives cash for Shares pursuant to the Offer will recognize gain or loss, if any, equal to the difference between the amount of cash received and the holder's adjusted tax basis in the Shares. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if such U.S. Holder's holding period for the Shares is more than one year at the time of the exchange of such holder's Shares for cash. Long-term capital gains recognized by an individual holder generally are subject to tax at a lower rate than short-term capital gains or ordinary income. There are limitations on the deductibility of capital losses. Gain or loss must be calculated separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) exchanged for cash in the Offer.

        Backup Withholding Tax and Information Reporting.    Payments made with respect to Shares exchanged for cash in the Offer will be subject to information reporting and U.S. federal backup withholding tax (currently at a rate of 28 percent) unless the U.S. Holder (i) furnishes an accurate tax identification number or otherwise complies with applicable U.S. information reporting or certification requirements (typically, by completing and signing a substitute Form W-9, which will be included with the Letter of Transmittal to be returned to the Depositary) or (ii) is a corporation or other exempt recipient and, when required, demonstrates such fact. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder's United States federal income tax liability, if any, provided that you furnish the required information to the Internal Revenue Service in a timely manner.

        Non-U.S. Holders.    The following is a summary of certain U.S. federal income tax consequences that will apply to you if you are a Non-U.S. Holder of Shares. The term "Non-U.S. Holder" means a beneficial owner, other than a partnership, of a Share that is not a U.S. Holder.

        Non-U.S. Holders should consult their own tax advisors to determine the specific U.S. federal, state, local and foreign tax consequences that may be relevant to them and their eligibility for and the application of any relevant tax treaty.

        Payments with Respect to Shares.    Payments made to a Non-U.S. Holder with respect to Shares exchanged for cash in the Offer generally will be exempt from U.S. federal income tax, unless:

  (a)
  the gain on Shares, if any, is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if certain income tax treaties apply, is attributable to the Non-U.S. Holder's permanent establishment in the United States) (in which event (i) the Non-U.S. Holder will be subject to U.S. federal income tax as described under

    "U.S. Holders," but such Non-U.S. Holder should provide a Form W-8ECI instead of a Form W-9, and (ii) if the Non-U.S. Holder is a corporation, it may also be subject to branch profits tax on such gain at a 30 percent rate (or such lower rate as may be specified under an applicable income tax treaty));

  (b)
  the Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year and certain other conditions are met, in which case the Non-U.S. Holder will be subject to tax at a flat rate of 30 percent (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of the Shares net of applicable U.S. losses from sales or exchanges of other capital assets recognized during the year; or

  (c)
  the Non-U.S. Holder is an individual subject to tax pursuant to U.S. tax rules applicable to certain former U.S. citizens and long-term residents of the United States.

        Backup Withholding Tax and Information Reporting.    In general, if you are a Non-U.S. Holder you will not be subject to backup withholding and information reporting with respect to a payment made with respect to Shares exchanged for cash in the Offer if you have provided the Depositary with an IRS Form W-8BEN (or a Form W-8ECI if your gain is effectively connected with the conduct of a U.S. trade or business). If Shares are held through a foreign partnership or other flow-through entity, certain documentation requirements also apply to the partnership or other flow-through entity. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a Non-U.S. Holder's United States federal income tax liability, if any, provided that you furnish the required information to the Internal Revenue Service in a timely manner.

6.     Price Range of Shares; Dividends

        According to 3PAR's Annual Report on Form 10-K for the fiscal year ended March 31, 2010 (the "Form 10-K") the Shares are traded on the New York Stock Exchange under the symbol "PAR". The following table sets forth, for the quarters indicated, the high and low sales prices per Share on the NYSE Arca as reported in the Form 10-K with respect to periods through December 10, 2008, the New York Stock Exchange as reported in the Form 10-K with respect to periods occurring from December 11, 2008 through fiscal year 2010 and as reported by published financial sources with respect to periods occurring in fiscal year 2011:

Fiscal Period	High	Low
Fiscal Year ending March 31, 2009:
First Quarter	$11.45	$6.02
Second Quarter	$11.14	$5.21
Third Quarter	$8.75	$4.25
Fourth Quarter	$9.29	$5.93
Fiscal Year ending March 31, 2010:
First Quarter	$12.80	$6.43
Second Quarter	$12.98	$8.37
Third Quarter	$12.46	$8.99
Fourth Quarter	$13.67	$9.00
Fiscal Year ending March 31, 2011:
First Quarter	$11.00	$8.65
Second Quarter (through September 2, 2010)	$33.84	$9.02

        On August 20, 2010, the last full trading day prior to the public announcement of the terms of HP's initial proposal to acquire 3PAR for $24.00 per Share in cash, the reported closing sales price per Share on the New York Stock Exchange was $18.04 per Share. On August 26, 2010, the last full trading day prior to public announcement of our proposal to acquire 3PAR for $27.00 per Share in cash, the commencement of the Offer and our subsequent proposal to acquire 3PAR for $30.00 per Share in cash, the reported closing sales price per Share on the New York Stock Exchange was $26.03 per Share. On September 1, 2010, the last full trading day prior to public announcement of our proposal to acquire 3PAR for $33.00 per Share in cash, the reported closing sales price per Share on the New York Stock Exchange was $32.08 per Share. On September 2, 2010, the last full trading day prior to the public announcement of the entry by HP, Purchaser and 3PAR into the HP Merger Agreement, the reported closing sales price per Share on the New York Stock Exchange was $32.88 per Share. Stockholders are urged to obtain a current market quotation for the Shares.

        According to the Form 10-K, 3PAR has never declared or paid cash dividends on the Shares and it has no current plans to pay any dividends in the future. Under the terms of the HP Merger Agreement, 3PAR is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of HP. See Section 14—"Dividends and Distributions."

7.     Possible Effects of the Offer on the Market for the Shares; NYSE Listing; Exchange Act Registration and Margin Regulations

        Possible Effects of the Offer on the Market for the Shares.    If the Merger is consummated, stockholders not tendering their Shares in the Offer (other than those properly exercising their appraisal rights) will receive cash in an amount equal to the price per Share paid in the Offer. Therefore, if the Merger takes place, the only difference between tendering and not tendering Shares in the Offer is that tendering stockholders will be paid earlier. If, however, the Merger does not take place and the Offer is consummated, the number of stockholders and the number of Shares that are still in the hands of the public may be so small that there will no longer be an active or liquid public trading market (or possibly any public trading market) for Shares held by stockholders other than Purchaser. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether the reduction would cause future market prices to be greater or less than the Offer Price.

        NYSE Listing.    Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on the NYSE. The rules of the NYSE establish certain criteria that, if not met, could lead to the delisting of the Shares from NYSE. Among such criteria are the number of stockholders, the number of shares publicly held and the aggregate market value of the shares publicly held. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected. According to 3PAR, as of August 31, 2010 there were 63,278,384 Shares outstanding.

        If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price or other quotations for the Shares would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors.

        Promptly after the acceptance of Shares for payment in the Offer, we intend to seek to cause 3PAR to elect "controlled company" status pursuant to Rule 303A.00 of the NYSE, which means that 3PAR would be exempt from the requirements that its board of directors be comprised of a majority of "independent directors" and the related rules covering the independence of directors serving on the committees (other than the audit committee) of 3PAR's board of directors. The controlled company exemption does not modify the independence requirements for 3PAR's audit committee.

        Exchange Act Registration.    The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated by 3PAR upon application to the SEC if the outstanding Shares are not listed on a "national securities exchange" and if there are fewer than 300 holders of record of Shares.

        Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by 3PAR to its stockholders and to the SEC and would make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with stockholders' meetings or actions in lieu of a stockholders' meeting pursuant to Section 14(a) and 14(c) of the Exchange Act and the related requirement of furnishing an annual report to stockholders) no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 with respect to "going private" transactions would no longer be applicable to 3PAR. Furthermore, the ability of "affiliates" of 3PAR and persons holding "restricted securities" of 3PAR to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for continued inclusion on the Federal Reserve Board's list of "margin securities" or eligible for stock exchange listing or reporting on NYSE. We intend to seek to cause 3PAR to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met.

        Margin Regulations.    The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit using the Shares as collateral. Depending upon factors similar to those described above regarding market quotations, the Shares might no longer constitute "margin securities" for the purposes of the margin regulations, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

8.     Certain Information Concerning 3PAR

        The information concerning 3PAR contained in this Offer to Purchase has been based upon publicly available documents and records on file with the SEC and other public sources. Although we have no knowledge that any such information contains any misstatements or omissions, none of HP, Purchaser, or any of their respective affiliates or assigns, the Information Agent or the Depositary assumes responsibility for the accuracy or completeness of the information concerning 3PAR contained in such documents and records or for any failure by 3PAR to disclose events which may have occurred or may affect the significance or accuracy of any such information.

        General.    3PAR is a Delaware corporation with its principal offices located at 4209 Technology Drive, Fremont, California 94538. The telephone number for 3PAR is (510) 413-5999. 3PAR is a provider of utility storage solutions for mid-sized to large enterprises, financial services firms, cloud computing service providers, consumer-oriented Internet/Web 2.0 companies and government entities. Its utility storage products offer simple, efficient and scalable tiered storage arrays designed to enhance the economics and performance of storage. 3PAR's utility storage solution is designed to provision storage services rapidly and simply, reduce administrative cost, improve server and storage utilization, lower power requirements and scale efficiently to support the continuous growth of data.

        Available Information.    3PAR is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning 3PAR's business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), the principal holders of 3PAR's securities, any material interests of such persons in transactions with 3PAR, and other matters is required to be disclosed in proxy statements and periodic reports distributed to 3PAR's stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference room at the SEC's office at 100 F Street, NE, Washington, DC 20549. Copies may be obtained by mail, upon payment of the SEC's customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549. Further information on the operation of the SEC's Public Reference Room in Washington, DC can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, such as 3PAR, who file electronically with the SEC. The address of that site is http://www.sec.gov.

        Projected Financial Information.    In connection with its sale process, 3PAR provided potential acquirors certain projected financial information concerning 3PAR. HP did not base its evaluation of 3PAR on these projections. None of HP or any of its affiliates or representatives participated in preparing, and they do not express any view on, the projections summarized below, or the assumptions underlying such information. The summary of the 3PAR projections is not included in this Offer to Purchase in order to influence any 3PAR stockholder to make any investment decision with respect to the Offer or the Merger, including whether to tender Shares in the Offer or whether or not to seek appraisal rights with respect to the Shares.

        These internal financial projections were prepared solely by 3PAR for internal use and were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or generally accepted accounting principles. Neither 3PAR's independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections included below, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the financial projections.

        These financial projections reflect numerous estimates and assumptions made by 3PAR with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to 3PAR's business, all of which are difficult to predict and many of which are beyond 3PAR's control. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, these financial projections constitute forward-looking information and are subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such projections, including, but not limited to, 3PAR's performance, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules, and the various risks set forth in 3PAR's reports filed with the SEC. There can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. The financial projections cover multiple years and such information by its nature becomes less reliable with each successive year. In addition, the projections will be affected by 3PAR's ability to achieve strategic goals, objectives and targets over the applicable periods. The assumptions upon which the projections were based necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond 3PAR's control. The projections also reflect assumptions as to certain business decisions that are subject to change. Such projections cannot, therefore, be considered a guaranty of future operating results, and this information should not be relied on as such. The inclusion of this information should not be regarded as an indication that 3PAR, HP, Purchaser, any of their respective financial advisors or anyone who received this information then considered, or now considers, it a reliable prediction of future events, and this information should not be relied upon as such. None of 3PAR, HP, Purchaser or any of their respective financial advisors or any of their respective affiliates assumes any responsibility for the validity, reasonableness, accuracy or completeness of the projections described below. None of 3PAR, HP, Purchaser or any of their respective financial advisors or any of their respective affiliates intends to, and each of them disclaims any obligation to, update, revise or correct such projections if they are or become inaccurate (even in the short term).

        The financial projections do not take into account any circumstances or events occurring after the date they were prepared, including the announcement of the potential acquisition of 3PAR by HP and Purchaser pursuant to the Offer or the HP Merger Agreement or by Dell or Dell Trinity Holdings Corp. pursuant to the transactions contemplated by the Dell Merger Agreement. There can be no assurance that the announcement of the Offer or the transactions contemplated by the HP Merger Agreement will not cause customers of 3PAR to delay or cancel purchases of 3PAR's services pending the consummation of such transactions or the clarification of any intentions with respect to the conduct of 3PAR's business thereafter. Any such delay or cancellation of customer sales is likely to adversely affect the ability of 3PAR to achieve the results reflected in such financial projections. Further, the financial projections do not take into account the effect of any failure to occur of the Offer and should not be viewed as accurate or continuing in that context.

        The inclusion of the financial projections herein should not be deemed an admission or representation by 3PAR, HP or Purchaser that they are viewed by 3PAR, HP or Purchaser as material information of 3PAR, and in fact 3PAR views the financial projections as non-material because of the inherent risks and uncertainties associated with such long range forecasts. 3PAR provided the same information to its financial advisors. The information from these projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding 3PAR contained elsewhere in this Offer to Purchase and 3PAR's public filings with the SEC. In light of the foregoing factors and the uncertainties inherent in 3PAR's projections, stockholders are cautioned not to place undue, if any, reliance on the projections included in this Offer to Purchase.

        3PAR Three-Year Financial Plan.    The 3PAR Three-Year Financial Plan included the following estimates of 3PAR's future financial performance for fiscal years 2011 through 2013.

	Fiscal Year Ending March 31,
	2011	2012	2013
	(in millions)
Total revenue	$240.1	$308.8	$401.8
Operating Income (non-GAAP)(1)	$11.1	$31.3	$71.5
Operating Income (GAAP)	$(1.4)	$15.1	$50.4
Net Income (non-GAAP)(2)	$10.9	$28.4	$53.8
Net Income (GAAP)	$(1.6)	$85.1	$32.7
GAAP to Non-GAAP Reconciliation
Stock-Based Compensation	$12.5	$16.3	$21.1
Release of Valuation Allowance Against the Deferred Tax Asset		$(73.0)

(1)
Defined to exclude the following charge from GAAP operating income: stock-based compensation expense.

(2)
Defined to exclude the following from GAAP net income: stock-based compensation expense and a one-time benefit as a result of the release of valuation allowance against the deferred tax asset that is projected to occur in the third quarter of the fiscal 2012.

        In developing the prospective financial information for fiscal years 2011 through 2013 included in the 3PAR Three-Year Financial Plan, 3PAR made numerous assumptions about 3PAR's industry,

markets, products and services and ability to execute on 3PAR's business plans. In particular, we understand that 3PAR has assumed that:

  •
  The global economic recovery will continue and accelerate over time, resulting in increased revenues and profits in all regions.

  •
  3PAR's investment in its North America channel strategy and Asia-Pacific expansion will be successfully executed during the first half of the fiscal year 2011 and will start contributing to revenue and profit growth in the second half of fiscal year 2011 and forward.

  •
  No material changes to 3PAR's competitive landscape will occur.

        We understand that among the other more significant assumptions are the following:

  •
  The prospective financial information assumes that 3PAR's business would be operated on an organic basis and does not anticipate any acquisitions or divestitures during the periods covered by such information.

  •
  With respect to the 3PAR Three-Year Financial Plan, the prospective financial information assumes that overall consolidated sales would grow from $194.3 million in fiscal year 2010 to $401.8 million in fiscal year 2013, representing a compound annual growth rate of 27.4%.

  •
  With respect to operating income (non-GAAP), supporting the projected increases are the following key assumption drivers: increased revenue coupled with decreased operating expenses as a percentage of total revenue for all of the major components of operating expenses.

  •
  With respect to net income (non-GAAP), the foregoing assumptions are also relevant, as well as the following key assumptions: release of valuation allowance against the deferred tax asset that would result in an increase in tax rates starting from the fourth quarter of fiscal year 2012, and increased interest income as 3PAR grows its cash position on its balance sheet.

9.     Certain Information Concerning Purchaser and HP

        Purchaser.    Purchaser is a Delaware corporation and, to date, has engaged in no activities other than those incident to its formation and to the Offer. Purchaser is a direct wholly-owned subsidiary of HP. HP expressly reserves the right to transfer all or part of its equity interest in Purchaser to one or more direct or indirect wholly-owned subsidiaries of HP prior to or following consummation of the Offer. The principal executive offices of Purchaser are located at 3000 Hanover Street, Palo Alto, California 94304, and Purchaser's telephone number at such principal executive offices is (650) 857-1501.

        HP.    HP is a Delaware corporation incorporated in 1947 as the successor to a partnership founded in 1939 by William R. Hewlett and David Packard. Effective in May 1998, HP changed its state of incorporation from California to Delaware. HP's principal executive offices are located at 3000 Hanover Street, Palo Alto, California 94304. The telephone number of HP's principal executive offices is (650) 857-1501. HP is a leading global provider of products, technologies, software, solutions and services to individual consumers, small- and medium-sized businesses and large enterprises. HP's offerings span multi-vendor customer services, including infrastructure technology and business process outsourcing, technology support and maintenance, application development and support services and consulting and integration services; enterprise information technology infrastructure, including enterprise storage and server technology, networking products and resources, and software; personal computing and other access devices; and imaging and printing-related products and services.

        Additional Information.    HP is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. HP is required to disclose in such proxy statements certain information, as of particular dates, concerning its directors and officers, their remuneration, stock options granted to them, the principal holders of its securities and any material interests of such persons in transactions with HP. Such reports, proxy statements and other information are available for inspection and copying at the offices of the SEC in the same manner as set forth with respect to 3PAR in Section 8—"Certain Information Concerning 3PAR."

        The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the members of the board of directors and the executive officers of HP and the members of the board of directors and the executive officers of Purchaser are set forth in Schedule A to this Offer to Purchase.

        None of HP, Purchaser or, to the knowledge of HP or Purchaser after reasonable inquiry, any of the persons listed in Schedule A, has during the last five years (a) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws or a finding of any violation of U.S. federal or state securities laws.

        Except as described elsewhere in this Offer to Purchase or in Schedule A: (a) none of HP, Purchaser or, to the knowledge of HP or Purchaser after reasonable inquiry, any of the persons listed in Schedule A or any associate or majority-owned subsidiary of HP, Purchaser or any of the persons so listed, beneficially owns or has a right to acquire, directly or indirectly, any Shares or any other equity securities of 3PAR, (b) none of HP, Purchaser or, to the knowledge of HP or Purchaser after reasonable inquiry, any of the persons referred to in clause (a) above or any of their executive officers, directors, affiliates or subsidiaries has effected any transaction in Shares or any other equity securities of 3PAR during the past 60 days, (c) none of HP, Purchaser, their subsidiaries or, to the knowledge of HP or Purchaser after reasonable inquiry, any of the persons listed in Schedule A, has any agreement, arrangement, or understanding, whether or not legally enforceable, with any other person with respect to any securities of 3PAR (including, but not limited to, any agreement, arrangement, or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations), (d) in the past two years, there have been no transactions that would require reporting under the rules and regulations of the SEC between any of HP, Purchaser, their subsidiaries or, to the knowledge of HP or Purchaser after reasonable inquiry, any of the persons listed in Schedule A, on the one hand, and 3PAR or any of its executive officers, directors or affiliates, on the other hand, and (e) in the past two years, there have been no negotiations, transactions or material contacts between any of HP, Purchaser, their subsidiaries or, to the knowledge of HP or Purchaser after reasonable inquiry, any of the persons listed in Schedule A, on the one hand, and 3PAR or any of its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of 3PAR's securities, an election of 3PAR's directors or a sale or other transfer of a material amount of assets of 3PAR.

        We do not believe our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because the Offer is being made for all outstanding Shares solely for cash and is not subject to any financing condition.

10.   Background of the Offer

        As part of its ongoing evaluation of HP's business and strategic direction, our board of directors and senior members of our management, on occasion with outside financial and legal advisors, have from time to time evaluated strategic alternatives and prospects for acquisitions.

        On June 9, 2010, HP and 3PAR explored a potential reseller arrangement between the two companies.

        On July 8, 2010, Shane Robison, EVP and Chief Strategy and Technology Officer, contacted David C. Scott, the President and Chief Executive Officer of 3PAR, to express HP's interest in potentially acquiring 3PAR. The two executives agreed to hold meetings the following week to explore on a preliminary basis a possible business combination involving the two companies.

        To facilitate the further exchange of confidential information in contemplation of a possible transaction between the companies, HP entered into a confidentiality agreement with 3PAR on July 13, 2010.

        On July 14 and July 15, 2010, there were several meetings between the HP and 3PAR management teams, during which meetings the 3PAR management team presented an overview of 3PAR's business strategy and operations to enable HP to further assess the manner in which 3PAR could be combined with HP's businesses. During these meetings, representatives of HP stated that HP intended to submit a proposal to acquire 3PAR in the near term. In addition, on July 14, 2010, Mr. Scott met with Mark V. Hurd, HP's then-Chairman and Chief Executive Officer, during which meeting Mr. Hurd expressed HP's seriousness about acquiring 3PAR.

        On July 23, 2010, HP submitted a non-binding indication of interest in acquiring all of the outstanding equity of 3PAR. HP's indication of interest was subject to the satisfactory completion of due diligence and 3PAR's agreement to negotiate exclusively with HP for three weeks, but was expressly not subject to a financing condition.

        On July 28, 2010, representatives of 3PAR's financial advisor, Qatalyst Partners LP ("Qatalyst"), had discussions with representatives of HP and our financial advisor, J.P. Morgan Securities Inc. ("J.P. Morgan"). During these discussions, representatives of Qatalyst initially advised representatives of HP that in order for the 3PAR board of directors to authorize 3PAR to enter into exclusive negotiations with HP, HP would need to increase its proposed purchase price from its initial indication of interest.

        On July 31 and August 1, 2010, representatives of Qatalyst had discussions with representatives of HP and J.P. Morgan. During these discussions, representatives of Qatalyst stated that HP would need to increase its proposed purchase price higher than the price per share proposed by us in its July 23rd indication of interest if HP desired to continue discussions with 3PAR regarding a possible acquisition of 3PAR.

        On August 1, 2010, HP declined to submit at that time a proposal that was greater than the one set forth in its July 23rd indication of interest.

        On August 16, 2010, 3PAR announced that it had entered into a definitive agreement to be acquired by Dell for $18.00 per share in cash.

        On August 23, 2010, Shane Robison, HP's Executive Vice President and Chief Strategy and Technology Officer contacted Mr. Scott to indicate that HP would be submitting a proposal to acquire 3PAR for $24.00 per share in cash. Immediately thereafter, HP delivered to Mr. Scott the following letter addressed to the Board of Directors of 3PAR:

  August 23, 2010
  Mr. David Scott
  President and Chief Executive Officer
  3PAR, Inc.
  4209 Technology Drive
  Fremont, CA 94538

  Dear David:

          We are pleased to submit to you and your Board of Directors a proposal to acquire 3PAR, Inc., ("3PAR") which is substantially superior to the Dell Inc. ("Dell") transaction. We are very enthusiastic about the prospect of entering into a strategic transaction with 3PAR and believe that a business combination with HP will deliver significant benefits to your stockholders, customers, employees and partners.

          We propose to increase our offer to acquire all of 3PAR outstanding common stock to $24.00 per share in cash. This offer represents a 33.3% premium to Dell's offer price and is a "Superior

  Proposal" as defined in your merger agreement with Dell. HP's proposal is not subject to any financing contingency. HP's Board of Directors has approved this proposal, which is not subject to any additional internal approvals. If approved by your Board of Directors, we expect the transaction would close by the end of the calendar year.

          In addition to the compelling value offered by our proposal, there are unparalleled strategic benefits to be gained by combining these two organizations. HP is uniquely positioned to capitalize on 3PAR's next-generation storage technology by utilizing our global reach and superior routes to market to deliver 3PAR's products to customers around the world. Together, we will accelerate our ability to offer unmatched levels of performance, efficiency and scalability to customers deploying cloud or scale-out environments, helping drive new growth for both companies.

          As a Silicon Valley-based company, we share 3PAR's passion for innovation. We have great respect for 3PAR's management team and its employee base, and are excited about the prospect of working together going forward. Our long track record of acquiring companies and integrating them seamlessly into our organization gives us great confidence that this will be a successful combination.

          We are including with this letter a draft merger agreement with the same terms as your announced transaction with Dell but which eliminates the termination fee.

          We understand that you will first need to communicate this proposal and your Board's determinations to Dell, but we are prepared to execute the merger agreement immediately following your termination of the Dell merger agreement. We also are prepared to commence a cash tender offer reflecting our higher price. Our tender offer would, of course, be conditioned upon your Board of Directors' approval of a transaction with HP.

          We look forward to making this opportunity a reality and consummating a mutually beneficial transaction.

  Sincerely,
  /s/ Shane Robison
  Shane Robison
  EVP and Chief Strategy and Technology Officer

        On August 24, 2010, 3PAR announced that on August 23, 2010, its board of directors had determined that HP's August 23rd proposal was reasonably likely to lead to a "Superior Proposal" (as that term is defined in the Dell Merger Agreement) and that 3PAR had informed Dell of this determination and of 3PAR's intent to engage in discussions with HP regarding its proposal and share non-public information with HP regarding 3PAR. On the evening of August 24, 2010, 3PAR and HP entered into the Confidentiality Agreement described in Section 11—"Purpose of the Offer and Plans for 3PAR; Merger Agreement."

        On August 24, 2010 and August 25, 2010, representatives of J.P. Morgan and Cleary Gottlieb Steen & Hamilton LLP, HP's outside legal counsel ("Cleary Gottlieb"), held numerous discussions with representatives of Qatalyst and Wilson Sonsini Goodrich & Rosati, Professional Corporation, 3PAR's outside legal counsel ("Wilson Sonsini"), to discuss HP's August 23rd proposal, and the proposed definitive agreements related to HP's proposal.

        On August 25, 2010, HP delivered to 3PAR definitive agreements executed by HP and Purchaser reflecting HP's August 23rd proposal. According to an amendment to 3PAR's Schedule 14D-9 filed on August 26, 2010, the 3PAR board of directors then determined that HP's August 23rd proposal constituted a "Superior Proposal" (as that term is defined in the Dell Merger Agreement) and notified Dell that, subject to the terms of the Dell Merger Agreement (including the 3 business day waiting period contemplated thereby), 3PAR intended to terminate the Dell Merger Agreement in order to enter into a merger agreement with HP on the terms set forth in HP's August 23rd proposal. Following receipt of such notice, according to 3PAR's Schedule 14D-9, Dell submitted a revised proposal to 3PAR.

        On the morning of August 26, 2010, 3PAR announced that it had entered into an amendment to the Dell Merger Agreement to increase the offer price being offered by Dell to $24.30 per share and to increase the termination fee payable by 3PAR as a condition to terminating the Dell Merger Agreement from $53.5 million to $72.0 million.

        On August 26, 2010, after the U.S. stock markets closed, HP delivered to 3PAR a proposal to acquire 3PAR for $27.00 per share in cash, together with definitive agreements executed by HP and Purchaser. HP concurrently issued a press release announcing such proposal.

        On August 27, 2010, HP commenced the Offer.

        According to an amendment to 3PAR's Schedule 14D-9 filed on August 27, 2010, the 3PAR board of directors then determined that HP's August 26th proposal constituted a "Superior Proposal" (as that term is defined in the Dell Merger Agreement) and notified Dell that, subject to the terms of the Dell Merger Agreement (including the 3 business day waiting period contemplated thereby), 3PAR intended to terminate the Dell Merger Agreement in order to enter into a merger agreement with HP on the terms set forth in HP's August 26th proposal. Following receipt of such notice, according to 3PAR's Schedule 14D-9, Dell submitted a revised proposal to 3PAR. On the morning of August 27, 2010, 3PAR announced that it had entered into an amendment to the Dell Merger Agreement to increase the offer price being offered by Dell to $27.00 per share.

        On the morning of August 27, 2010, following the announcement of the amendment to the Dell Merger Agreement and before the U.S. stock markets opened, HP delivered to 3PAR a proposal to acquire 3PAR for $30.00 per share in cash, together with definitive agreement executed by HP and Purchaser. HP concurrently issued a press release announcing such proposal. On August 27, 2010, HP amended and restated the Offer to Purchase to reflect the revised Offer Price of $30.00 per Share.

        According to an amendment to 3PAR's Schedule 14D-9 filed on August 30, 2010, on August 27, 2010, the 3PAR board of directors determined that HP's August 27th acquisition proposal constituted a "Superior Proposal" (as that term is defined in the Dell Merger Agreement) and notified Dell that, subject to the terms of the Dell Merger Agreement, 3PAR intended to participate and engage in discussions and negotiations with HP, furnish HP with non-public information relating to 3PAR and, immediately following the expiration of the 3 business day period contemplated by, and the satisfaction of the other conditions set forth in, the Dell Merger Agreement, terminate the Dell Merger Agreement in order to enter into the merger agreement with HP on the terms set forth in HP's August 27th acquisition proposal.

        On August 28, 2010, representatives of HP began discussions with Mr. Scott regarding various matters to consider in connection with a proposed business combination involving HP and 3PAR. During these discussions, Mr. Humphries indicated that HP intended to propose executive retention arrangements on substantially the same terms as the definitive executive retention agreements entered into with Dell. In addition, representatives of J.P. Morgan and Cleary Gottlieb began discussions with representatives of Qatalyst and Wilson Sonsini, respectively, regarding the terms of HP's August 27th proposal.

        On August 29, 2010, representatives of HP met with Mr. Scott and other senior executives of 3PAR to discuss various matters to consider in connection with a proposed business combination involving HP and 3PAR. In addition, from and after August 30, 2010, representatives of HP had continuing discussions with Mr. Scott and certain of 3PAR's officers regarding the executive retention arrangements that HP had proposed.

        On August 31, 2010, HP delivered to 3PAR offer letters and related documents related to the arrangements that HP proposed to enter into with certain 3PAR executives. See "—The Merger Agreement—Executive Compensation Arrangements—New Executive Offer Letters" in Section 11 of this Offer to Purchase.

        On September 1, 2010, representatives of Qatalyst contact Mr. Humphries to determine whether HP would be prepared to increase its proposed offer price within the next several hours. Through the night of September 1, 2010, representatives of HP, J.P. Morgan and Cleary Gottlieb, on the one hand, and Mr. Scott and representatives of Qatalyst and Wilson Sonsini, on the other hand, had numerous discussions regarding the terms of HP's proposal to acquire 3PAR.

        On the morning of September 2, 2010, HP delivered to 3PAR a revised proposal to acquire 3PAR for $33.00 per Share in cash and issued a press release announcing the increase in the Offer Price to $33.00 net per Share in cash.

        On September 2, 2010, following HP's delivery of the revised proposal, 3PAR issued a press release indicating that, prior to receiving HP's September 2nd proposal, 3PAR received a revised acquisition proposal from Dell in which Dell increased its offer price from $27.00 per share to $32.00 per share. 3PAR's press release indicated that Dell's revised acquisition proposal also included an increased termination fee of $92 million payable by 3PAR to Dell as a condition to accepting a "Superior Proposal," and a multi-year reseller agreement with Dell, which would by its terms be assumed by an acquirer of, or successor in interest to, 3PAR in the event of a change in control of 3PAR (including the acquisition of 3PAR by HP or another third party), and which contained fixed pricing and other terms that the 3PAR board of directors determined to be unacceptable.

        According to 3PAR's press release, the 3PAR board of directors determined on September 2, 2010 that HP's September 2nd proposal constituted a "Superior Proposal." Accordingly, 3PAR notified Dell of its intention to terminate the Dell Merger Agreement immediately following the expiration of the 3 business day period contemplated by, and the satisfaction of the other conditions set forth in, the Dell Merger Agreement in order to enter into a merger agreement with HP on the terms set forth in HP's September 2nd proposal.

        Later in the morning of September 2, 2010, Dell issued a press release announcing that it would not increase its most recent proposal and had ended its discussions regarding a potential acquisition of 3PAR.

        In the afternoon of September 2, 2010, the 3PAR board of directors (i) determined that the HP Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable and in the best interests of and are fair to 3PAR and 3PAR's stockholders and (ii) approved and authorized the HP Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger.

        Later in the afternoon of September 2, 2010, 3PAR concurrently terminated the Dell Merger Agreement, paid Dell a termination fee of $72 million and executed and delivered the HP Merger Agreement.

        On September 2, 2010, HP and 3PAR issued a joint press release announcing the execution of the HP Merger Agreement. A copy of this press release is filed as an exhibit to the Schedule TO and is incorporated herein by reference.

        3PAR's Solicitation/Recommendation Statement on Schedule 14D-9, which will be filed by 3PAR with the SEC and mailed to 3PAR's stockholders, includes additional information on the background, negotiations and other activities related to potential transactions involving 3PAR and companies other than HP. See the section titled "Background" in Item 4 of the Schedule 14D-9.

11.   Purpose of the Offer and Plans for 3PAR; Merger Agreement

  Purpose of the Offer and Plans for 3PAR.

        If we accept for payment and pay for any Shares pursuant to the Offer, the HP Merger Agreement provides that HP will be entitled to designate representatives to serve on the 3PAR board of directors in proportion to our ownership of Shares following such purchase. We currently intend, as soon as practicable after consummation of the Offer, to exercise this right and to designate Lester D. Ezrati,

Michael J. Holston, Catherine A. Lesjak, John N. McMullen and Paul T. Porrini to serve as directors of 3PAR. We expect that such representation would permit us to exert substantial influence over 3PAR's conduct of its business and operations. Purchaser currently intends, as soon as practicable after consummation of the Offer, to consummate the Merger pursuant to the HP Merger Agreement. Following the Merger, the directors of the Purchaser will be the directors of 3PAR.

        If we acquire Shares pursuant to the Offer and depending upon the number of Shares so acquired and other factors relevant to our equity ownership in 3PAR, we may, subsequent to the consummation of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender or exchange offer or other transactions or a combination of the foregoing on such terms and at such prices as we shall determine, which may be different from the price paid in the Offer. We also reserve the right to dispose of Shares that we have acquired or may acquire.

        Pursuant to the HP Merger Agreement, if we acquire more than a majority but less than 90% of the outstanding Shares, following our initial acceptance for payment of the Shares pursuant to the Offer, we have the option to purchase from 3PAR, subject to certain limitations, up to a number of additional Shares sufficient to cause Purchaser to own 100 Shares more than 90% of the then outstanding Shares. See "—The HP Merger Agreement—Top-Up Option" in this Section 11 of the Offer to Purchase.

        Under the terms of the HP Merger Agreement, if Purchaser acquires at least 90% of the total outstanding Shares, HP and Purchaser will act to effect the Merger under the "short-form" merger provisions of Section 253 of the DGCL. See "—The HP Merger Agreement—Short-Form Merger Procedure" in this Section 11 of the Offer to Purchase.

        Based on available information, we are conducting a detailed review of 3PAR and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and will consider what, if any, changes would be desirable in light of the circumstances which exist upon completion of the Offer. We will continue to evaluate the business and operations of 3PAR during the pendency of the Offer and after the consummation of the Offer and will take such actions as we deem appropriate under the circumstances then existing. Thereafter, we intend to review such information as part of a comprehensive review of 3PAR's business, operations, capitalization and management with a view to optimizing development of 3PAR's potential in conjunction with HP's existing businesses. Possible changes could include changes in 3PAR's business, corporate structure, charter, by laws, capitalization, board of directors, management or dividend policy, although, except as disclosed in this Offer to Purchase, we have no current plans with respect to any of such matters.

        Except as disclosed in this Offer to Purchase, we have no present plans or proposals that would result in an extraordinary corporate transaction involving 3PAR or any of its subsidiaries, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of a material amount of assets, or any material changes in 3PAR's capitalization, corporate structure, business or composition of its management or board of directors.

  The HP Merger Agreement.

        This section of the Offer to Purchase describes certain provisions of the HP Merger Agreement but does not purport to describe all of the terms of the HP Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the HP Merger Agreement, which is filed as an exhibit to the Schedule TO and is incorporated herein by reference. You are encouraged to read the full text of the HP Merger Agreement because it is the legal document that governs the Offer and the Merger (as defined below). The HP Merger Agreement may be examined and copies may be obtained in the manner set forth in Section 8 under "Available Information." The HP Merger Agreement is not intended to provide you with any other factual information about HP, Purchaser or 3PAR. Such information can be found elsewhere in this Offer to Purchase.

        The HP Merger Agreement provides that following the satisfaction or waiver of the conditions described below under "Conditions to the Merger," Purchaser will be merged with and into 3PAR and each then outstanding Share (other than Shares owned directly by HP, Purchaser or 3PAR, or Shares that are held by stockholders, in each case, if any, who are entitled to and who properly exercise appraisal rights under the DGCL) will be converted into the right to receive cash in an amount equal to the Offer Price, without interest thereon and less any applicable withholding taxes.

        The HP Merger Agreement provides that, notwithstanding anything to the contrary set forth in the HP Merger Agreement, (i) we will extend the Offer for any period required by any law, or any rule or regulation of the SEC or the NYSE, in any such case which is applicable to the Offer; (ii) in the event that all of the conditions to the Offer, including the Minimum Condition or any of the other conditions set forth in Section 13—"Conditions of the Offer," are not satisfied or waived (if permitted under the HP Merger Agreement) as of any then scheduled expiration of the Offer, we will extend the Offer for successive extension periods of up to 10 business days each (or any longer period as may be approved in advance by 3PAR) in order to permit the satisfaction of all of the conditions to the Offer; and (iii) in the event that 3PAR has delivered a Recommendation Change Notice or a Superior Proposal Notice (each as defined below) we will extend the Offer until the expiration of the 3 business day period following such delivery of such Recommendation Change Notice or Superior Proposal Notice. However, we are not obligated under the HP Merger Agreement to extend the Offer if the HP Merger Agreement is terminated pursuant to its terms or if prohibited by any law, order or any rule or regulation.

        In addition, the HP Merger Agreement provides that, if upon the acceptance for payment of, and payment for, all Shares validly tendered and not withdrawn pursuant to the offer, HP and Purchaser collectively do not beneficially own at least 90% of the Shares then outstanding assuming exercise in full of the Top-Up Option (as defined below), we may in our sole discretion provide for one or more subsequent offering periods (each a "Subsequent Offering Period") in accordance with Rule 14d-11 of the Exchange Act. A Subsequent Offering Period would be an additional period of time of at least 3 business days and not more than 20 business days following the expiration of the Offer during which stockholders may tender Shares not tendered in the Offer and receive the same Offer Price paid in the Offer. During a Subsequent Offering Period, we will promptly pay for Shares that are validly tendered during such Subsequent Offering Period, and tendering stockholders will not have withdrawal rights.

        Top-Up Option.    Pursuant to the terms of the HP Merger Agreement following our initial acceptance for payment of Shares pursuant to the Offer (the "Appointment Time"), if we acquire more than a majority but less than 90% of the Shares outstanding, we have the option (the "Top-Up Option") to purchase from 3PAR, subject to certain limitations, up to a number of additional Shares (the "Top-Up Option Shares") sufficient to cause Purchaser to own 100 Shares more than 90% of the Shares then outstanding, taking into account those Shares outstanding after the exercise of the option, calculated on a fully-diluted basis (assuming the issuance of all Shares issuable within 10 business days after the scheduled closing of the purchase of the Top-Up Option Shares upon the vesting, conversion or exercise of all outstanding options, warrants, convertible or exchangeable securities and similar rights). The exercise price for the Top-Up Option would equal the Offer Price and would be paid (x) in cash or (y) in cash equal to the aggregate par value of the Top-Up Option Shares and by issuance by us to 3PAR of a full recourse unsecured promissory note. Pursuant to the terms of the HP Merger Agreement, the Top-Up Option is exercisable at any one time after the Appointment Time and prior to the earlier to occur of (i) the effective time of the Merger (the "Effective Time") and (ii) the termination of the HP Merger Agreement in accordance with its terms. Under the terms of the HP Merger Agreement, the parties agree to use their reasonable best efforts to consummate the Merger in accordance with the short-form merger provisions of Section 253 of the DGCL (as described below) as close in time as possible to the issuance of the Top-Up Option Shares. Moreover, the HP Merger Agreement provides that the Top-Up Option is not exercisable to the extent that the number of Shares issuable upon exercise of the Top-Up Option would exceed the number of authorized but unissued and unreserved Shares. We could also acquire additional Shares after completion of the Offer through other means, such as open market purchases. In any event, if we acquire at least 90% of the issued and outstanding Shares entitled to vote on the adoption of the HP Merger Agreement, we would effect the Merger under the "short-form" merger provisions of the DGCL. Stockholders who have not sold their Shares in the Offer would have certain appraisal rights with respect to the Merger under the applicable provisions of the DGCL, if those rights are perfected.

        The Merger.    The HP Merger Agreement provides that, at the Effective Time, Purchaser will be merged with and into 3PAR with 3PAR being the surviving corporation (the "Surviving Corporation"). Following the Merger, the separate existence of Purchaser will cease, and 3PAR will continue as the Surviving Corporation and a wholly-owned subsidiary of HP.

        Pursuant to the HP Merger Agreement, each Share outstanding owned by HP, Purchaser or 3PAR, or by any direct or indirect wholly-owned subsidiary of HP, Purchaser or 3PAR, in each case immediately prior to the Effective Time, will be cancelled and extinguished without any conversion thereof or consideration paid therefor.

        Pursuant to the HP Merger Agreement, each Share that is outstanding immediately prior to the Effective Time (other than (A) Shares owned by HP, Purchaser or 3PAR, or by any direct or indirect wholly-owned subsidiary of HP, Purchaser or 3PAR, in each case immediately prior to the Effective Time, and (B) any Dissenting Company Shares (as defined below)) will be canceled and extinguished and automatically converted into the right to receive cash in an amount equal to the Offer Price (the "Merger Consideration"), without interest thereon and less any applicable withholding taxes, upon the surrender of the certificate representing such Share in the manner provided in the HP Merger Agreement.

        Shares that are issued and outstanding immediately prior to the Effective Time and held by a stockholder (if any) who is entitled to demand, and who properly demands, appraisal for such Shares in accordance with Section 262 of the DGCL ("Dissenting Company Shares") will not be converted into, or represent the right to receive, the Merger Consideration but rather such stockholder will be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL. However, all Dissenting Company Shares held by stockholders who have failed to perfect or who have otherwise waived, withdrawn or lost their rights to appraisal of such Dissenting Company Shares under such Section 262 of the DGCL will no longer be considered to be Dissenting Company Shares and will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest thereon, upon surrender of the certificate or certificates that formerly evidenced such Shares in the manner provided in the HP Merger Agreement.

        The parties agree in the HP Merger Agreement that, in determining the fair value of any Dissenting Company Shares pursuant to Section 262 of the DGCL in any proceedings with respect to demands for appraisal under Delaware law in respect of Dissenting Company Shares, none of HP, Purchaser, 3PAR or the Surviving Corporation will take into account the Top-Up Option, the Top-Up Option Shares or any promissory note issued to pay any portion of the purchase price for such Top-Up Option Shares.

        Short-Form Merger Procedure.    Section 253 of the DGCL provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a "short-form" merger with that subsidiary without the action of the other stockholders of the subsidiary. Under the terms of the HP Merger Agreement, if HP or any direct or indirect subsidiary of HP, taken together, owns at least 90% of the total outstanding Shares, 3PAR, HP and Purchaser will, subject to the satisfaction or waiver of the conditions to the Merger, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable without a meeting of the stockholders of 3PAR in accordance with Section 253 of the DGCL.

        Vote Required to Approve Merger; Stockholders' Meeting.    The 3PAR board of directors has approved the HP Merger Agreement, the Offer and the Merger. If the short-form merger procedure described above is not available for the Merger because Purchaser does not own at least 90% of the total outstanding Shares, then under the DGCL and 3PAR's Certificate of Incorporation we must obtain the affirmative vote of the holders of at least a majority of the outstanding Shares to adopt the HP Merger Agreement. The HP Merger Agreement provides that if 3PAR stockholder adoption is required, 3PAR will:

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  establish a record date for, call, give notice of, convene and hold a meeting of the 3PAR stockholders (the "Company Stockholder Meeting") as promptly as practicable for the purpose of voting upon the adoption of the HP Merger Agreement in accordance with the DGCL; and

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  as soon as practicable following the Appointment Time, prepare, jointly with HP and Purchaser, and 3PAR would file with the SEC, the proxy statement for use in connection with the solicitation of proxies from the 3PAR stockholders for use at the Company Stockholder Meeting (the "Proxy Statement").

        If the Minimum Condition is satisfied and Purchaser accepts for payment Shares tendered pursuant to the Offer, Purchaser will have sufficient voting power to adopt the HP Merger Agreement at a meeting of the stockholders of 3PAR without the affirmative vote of any other 3PAR stockholder.

        3PAR Options, Restricted Stock Units and Restricted Stock Awards.    Under the HP Merger Agreement, options to purchase 3PAR's common stock that are outstanding and vested immediately prior to the Effective Time will be cancelled and converted automatically into the right to receive, in exchange for the cancellation of such options, an amount in cash, without interest, equal to the product obtained by multiplying (x) the aggregate number of Shares that were issuable upon exercise of such option immediately prior to the Effective Time, and (y) the Offer Price, less the per share exercise price of such option.

        Under the HP Merger Agreement, options to purchase 3PAR's common stock which are outstanding and unvested ("Assumed Options") immediately prior to the Effective Time will be assumed by HP in connection with the Offer and Merger and converted into options to purchase a number of shares of common stock of HP based on an exchange ratio described in the HP Merger Agreement. The Assumed Options otherwise have the same terms as in effect prior to the conversion, except that (i) the Assumed Options will be denominated in HP's common stock rather than 3PAR's common stock, as appropriately adjusted to reflect the Merger and (ii) the per share exercise price of HP's common stock issuable upon the exercise of each Assumed Option will also be appropriately adjusted.

        Under the HP Merger Agreement, restricted stock units which are outstanding and unvested ("Assumed RSUs") immediately prior to the Effective Time will be assumed by HP in connection with the Offer and Merger and converted into restricted stock units to acquire a number of shares of common stock of HP based on an exchange ratio described in the HP Merger Agreement. The Assumed RSUs will otherwise have the same terms as in effect prior to the conversion, except that (i) the Assumed RSUs will be denominated in HP's common stock rather than 3PAR's common stock and (ii) the underlying number of shares will be appropriately adjusted.

        Under the HP Merger Agreement, each restricted stock award outstanding immediately prior to the Effective Time will be cancelled and each share of 3PAR's common stock subject to a restricted stock award will be converted automatically into the right to receive an amount of cash equal to the Offer Price, which will be subject to, and payable to the holder of such restricted stock award, in accordance with the vesting schedule applicable to such restricted stock award as in effect immediately prior to the Effective Time.

        Representations and Warranties.    Under the HP Merger Agreement, 3PAR makes customary representations and warranties to HP and Purchaser, including representations relating to: organization,

existence and good standing of 3PAR; 3PAR's capitalization; authorization, execution, delivery and performance of the HP Merger Agreement and the agreements and transactions contemplated thereby; no violations of law, conflicts with or consents required in connection with the HP Merger Agreement and the agreements and transactions contemplated thereby; the termination of the Dell Merger Agreement in accordance with its terms; 3PAR and its subsidiaries' compliance with all applicable laws; legal proceedings; 3PAR's public information and financial statements; absence of undisclosed liabilities; absence of certain changes or events; taxes; property and assets; intellectual property; insurance; contracts; permits and compliance; compliance with the U.S. Foreign Corrupt Practices Act of 1977 and other applicable anti-corruption laws; labor matters; environmental matters; employee benefits; related party transactions; information supplied in the Offer documents and proxy statement; application of Section 203 of the DGCL; takeover laws; opinion of financial advisor; and brokers' and finders' fees.

        In the HP Merger Agreement, HP and Purchaser make customary representations and warranties to 3PAR, including representations relating to: organization, existence and good standing of HP and Purchaser; authorization, execution, delivery and performance of the HP Merger Agreement and the transactions contemplated thereby; information supplied in the Offer documents and proxy statement; governmental authority and consents required for the HP Merger Agreement and the transactions contemplated thereby; sufficient funds; not being an "interested stockholder" of 3PAR; the absence of litigation; brokers and finders; and operations of Purchaser.

        The representations and warranties contained in the HP Merger Agreement are subject to certain limitations agreed upon by HP, Purchaser and 3PAR in the HP Merger Agreement, in some cases subject to a standard of materiality provided for in the HP Merger Agreement, and are qualified by information in confidential disclosure schedules that were provided by 3PAR in connection with the signing of the HP Merger Agreement. These confidential disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the HP Merger Agreement. Moreover, the representations and warranties in the HP Merger Agreement have been negotiated with the principal purpose of allocating risk among HP, Purchaser and 3PAR, and establishing the circumstances under which HP and Purchaser have the right not to consummate the Offer or a party may have the right to terminate the HP Merger Agreement, rather than establishing matters of fact.

        The representations and warranties contained in the HP Merger Agreement will terminate at the Effective Time.

        Operating Covenants.    The HP Merger Agreement provides that, from the date of the HP Merger Agreement until the earlier of the termination of the HP Merger Agreement or the Effective Time, except as (i) contemplated by the HP Merger Agreement, (ii) set forth in the confidential disclosure schedules provided by 3PAR, or (iii) with the prior written consent of HP (which consent may not be unreasonably withheld, conditioned or delayed), 3PAR will, and will cause each of its subsidiaries to, (a) carry on its business and conduct its operations in the usual, regular and ordinary course in substantially the same manner as previously conducted and (b) use its commercially reasonable efforts, consistent with past practices and policies, to (I) keep available the services of the current officers, key employees and consultants of 3PAR and each of its subsidiaries, (II) preserve the current relationships of 3PAR and each of its subsidiaries with customers, suppliers and other persons or entities with whom 3PAR or any of its subsidiaries has significant business relations, (III) maintain all of its material operating assets in their current condition (normal wear and tear excepted) and (IV) maintain and preserve its business organization and its material rights and franchises.

        Between the date of the HP Merger Agreement and continuing until the earlier of the termination of the HP Merger Agreement or the Effective Time, 3PAR is subject to customary operating covenants and restrictions (subject to certain exceptions specified in the HP Merger Agreement) including that 3PAR will not:

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  amend its certificate of incorporation or bylaws or comparable organizational documents or create any new subsidiaries;

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  issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any of 3PAR's or its subsidiaries' capital stock or other equity interests, with certain exceptions;

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  directly or indirectly acquire, repurchase or redeem any of 3PAR's or its subsidiaries' capital stock or other equity interests, with certain exceptions;

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  (A) split, combine, subdivide or reclassify any shares of capital stock or (B) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock, except for cash dividends made by any direct or indirect wholly-owned subsidiary of 3PAR to 3PAR or one of its wholly-owned subsidiaries;

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  propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of 3PAR or any of its subsidiaries, except for the transactions contemplated by the HP Merger Agreement;

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  (A) redeem, repurchase, prepay, defease, cancel, incur, create, assume or otherwise acquire or modify in any material respect any long-term or short-term debt for borrowed money or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of 3PAR or any of its subsidiaries or enter into any agreement having the economic effect of any of the foregoing, with certain exceptions, (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity, except with respect to obligations of direct or indirect wholly-owned subsidiaries of 3PAR, (C) make any loans, advances or capital contributions to or investments in any other person or entity (other than 3PAR or any direct or indirect wholly-owned subsidiaries), except for travel advances and business expenses in the ordinary course of business consistent with past practice to employees of 3PAR or any of its subsidiaries or (D) mortgage or pledge any of 3PAR's or its subsidiaries' assets, or create or suffer to exist any Lien thereupon (other than Permitted Liens) (each such term as defined in the HP Merger Agreement), except pursuant to the terms of any letters of credit, lines of credit or other credit facilities or arrangements in effect on the date of the HP Merger Agreement;

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  except as may be required by applicable law or the terms of any employee benefit plan of 3PAR or its subsidiaries as in effect on the date of the HP Merger Agreement or as contemplated by the HP Merger Agreement, (A) enter into, adopt, amend (including acceleration of vesting), modify or terminate any bonus, profit sharing, incentive, compensation, severance, retention, termination, option, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance, change in control, pension, retirement, collective bargaining or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any director, officer or employee in any manner, (B) increase the compensation payable or to become payable of any director, officer or employee, pay or agree to pay any special bonus or special remuneration to any director, officer or employee, or pay or agree to pay any benefit not required by any plan or arrangement as in effect as of the date of the HP Merger Agreement, except in the ordinary course of business consistent with past practice with respect to any employee who is not a director or executive officer, except in any such case (1) in connection with the hiring of new employees who are not directors or executive officers in the ordinary course of business consistent with past practice and (2) in connection with the promotion of employees who are not directors or executive officers (and who will not be directors or executive officers after such promotion) in the ordinary course of business consistent with past practice, (C) grant or pay any severance or termination pay to (or amend any such existing arrangement with) any current or former director, officer, employee or independent contractor of 3PAR or any of its subsidiaries, except in the ordinary course of business consistent with past practice with respect to any independent contractor or employee who is not a director or executive officer or (D) increase benefits payable under any existing severance or termination pay policies or employment agreements;

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  settle any pending or threatened legal proceeding, except for the settlement of any legal proceeding (A) for solely money damages not in excess of $250,000 individually or $500,000 in the aggregate and (B) as would not be reasonably likely to have any adverse impact on any other legal proceedings;

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  except as may be required as a result of a change in applicable law or in generally accepted accounting principals, as applied in the United States, make any material change in any of the accounting methods, principles or practices used by it or change an annual accounting period;

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  (A) make or change any material tax election, (B) settle or compromise any material federal, state, local or foreign income tax liability, (C) consent to any extension or waiver of any limitation period with respect to any claim or assessment for material taxes, (D) change any annual tax accounting period or method of tax accounting, (E) file any materially amended tax return, (F) enter into any closing agreement with respect to any tax or (G) surrender any right to claim a material tax refund;

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  other than in the ordinary course of business consistent with past practice, (A) acquire (by merger, consolidation or acquisition of stock or assets) any other person or entity or any material equity interest therein or (B) dispose of any properties or assets of 3PAR or its subsidiaries, which are material to 3PAR and its subsidiaries, taken as a whole;

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  make any capital expenditures other than capital expenditures provided for in the capital budget provided to HP prior to the date of the HP Merger Agreement and set forth on the confidential disclosure schedule provided by 3PAR;

  •
  make any changes or modifications to any investment or risk management policy or other similar policies (including with respect to hedging) or any cash management policy;

  •
  permit any insurance policy naming 3PAR or any of its subsidiaries as a beneficiary or a loss payable payee to lapse, be canceled or expire unless a new policy with substantially identical coverage is in effect as of the date of lapse, cancellation or expiration;

  •
  other than in the ordinary course of business, enter into, amend in any material respect, terminate or fail to renew any Material Contract (as defined in the HP Merger Agreement), or any other contract that would have been a Material Contract had it not been amended, terminated or non-renewed prior to the date of the HP Merger Agreement; or

  •
  enter into a contract to or otherwise authorize, commit, resolve, propose or agree to take any of the foregoing actions.

        No Solicitation Provisions.    The HP Merger Agreement provides that at all times during the period commencing with the execution and delivery of the HP Merger Agreement and continuing until the earlier to occur of the termination of the HP Merger Agreement and the Effective Time, 3PAR and its

subsidiaries will not, nor will they authorize or knowingly permit any of their respective directors, officers or other employees, controlled affiliates, or any investment banker, attorney or other agent or representative (collectively, "Representatives") to, directly or indirectly, (i) solicit, initiate or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, an Acquisition Proposal (as defined below), (ii) furnish to any person or entity (other than HP, Purchaser or any designees of HP or Purchaser) any non-public information relating to 3PAR or any of its subsidiaries, or afford to any person or entity (other than HP, Purchaser or any designees of HP or Purchaser) access to the business, properties, assets, books, records or other information, or to any personnel, of 3PAR or any of its subsidiaries, in any such case that would reasonably be expected to induce the making, submission or announcement of, or encourage, facilitate or assist, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal, (iii) participate or engage in discussions or negotiations with any person or entity with respect to an Acquisition Proposal, (iv) approve, endorse or recommend an Acquisition Proposal, (v) enter into any letter of intent, memorandum of understanding or other contract contemplating or otherwise relating to an Acquisition Transaction or (vi) resolve or agree to do any of the foregoing.

        However, the HP Merger Agreement also provides that, prior to the Appointment Time, the 3PAR board of directors is permitted to, directly or indirectly through 3PAR's Representatives, (i) participate or engage in discussions or negotiations with any person or entity that has made a bona fide, written and unsolicited Acquisition Proposal that the 3PAR Board of Directors determines in good faith (after consultation with its financial advisor and outside legal counsel) either constitutes or is reasonably likely to lead to a Superior Proposal (as defined below) and/or (ii) furnish to any person or entity that has made a bona fide, written and unsolicited Acquisition Proposal that the 3PAR Board of Directors determines in good faith (after consultation with its financial advisor and outside legal counsel) either constitutes or is reasonably likely to lead to a Superior Proposal any non-public information relating to 3PAR and access to the business, properties, assets, books, records or other non-public information, or to any personnel, of 3PAR or any of its subsidiaries, in each case under this clause (ii) pursuant to a confidentiality agreement, the terms of which are no less favorable to 3PAR than those contained in the confidentiality agreement with HP (such confidentiality agreement need not contain a "standstill" or other similar provision that prohibits such third party from making any proposal to acquire 3PAR, acquire securities of 3PAR, nominate for election members of the 3PAR Board of Directors or take any other action), provided that in the case of any action taken pursuant to the preceding clauses (i) or (ii), (A) the 3PAR board of directors determines in good faith (after consultation with outside legal counsel) that the failure to take such action would reasonably be expected to be a breach of its fiduciary duties to its stockholders under applicable Delaware law, (B) 3PAR gives HP not less than 24 hours prior written notice of the identity of such person or entity and the material terms of such Acquisition Proposal (unless such Acquisition Proposal is in written form, in which case 3PAR will give HP a copy thereof) and of the 3PAR's intention to participate or engage in discussions or negotiations with, or furnish non-public information to, such person or entity and (C) contemporaneously with furnishing any non-public information to such person or entity, 3PAR furnishes such non-public information to HP to the extent such information has not been previously furnished by 3PAR to HP. 3PAR will provide HP with a correct and complete copy of any confidentiality agreement entered into within 24 hours of the execution thereof. 3PAR will not terminate, waive, amend, release or modify any material provision of any confidentiality agreement to which it or any of its subsidiaries is a party with respect to any Acquisition Proposal, and will enforce the material provisions of any such agreement and will provide HP with copies of any additional written documentation delivered to 3PAR or any of its subsidiaries or its or its subsidiaries' Representatives in connection therewith.

        The HP Merger Agreement also requires 3PAR to promptly (and in any event within 24 hours following receipt) notify HP orally and in writing if 3PAR or any of its subsidiaries or any of its or its subsidiaries' Representatives receives (i) any Acquisition Proposal, (ii) any request for information that would reasonably be expected to lead to an Acquisition Proposal or (iii) any inquiry with respect to, or which would reasonably be expected to lead to, any Acquisition Proposal, such notice to include the terms and conditions of such Acquisition Proposal, request or inquiry (including a copy, if made in writing, or a written summary, if made orally), and the identity of the person or entity or group making any such Acquisition Proposal, request or inquiry. The HP Merger Agreement requires 3PAR to keep HP informed on a current basis of the status and terms of any such Acquisition Proposal, request or inquiry, and any material developments related thereto.

        The HP Merger Agreement further permits the 3PAR board of directors to (i) take and disclose to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act and (ii) make any disclosure to the 3PAR stockholders that the 3PAR board of directors determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would reasonably be expected to be a breach of its fiduciary duties to its stockholders under applicable Delaware law, provided that, in either such case, any such statement(s) or disclosures made by the 3PAR board of directors are subject to the terms and conditions of the HP Merger Agreement, including the termination provisions.

        As used in the HP Merger Agreement, an "Acquisition Proposal" means any inquiry, offer or proposal (other than an inquiry, offer or proposal by HP or Purchaser) to engage in an Acquisition Transaction.

        As used in the HP Merger Agreement, an "Acquisition Transaction" means any transaction or series of related transactions (other than the transactions contemplated by the HP Merger Agreement) involving: (i) the purchase or other acquisition from 3PAR by any person or entity or "group" (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of more than 20% of the Shares outstanding as of the consummation of such purchase or other acquisition, or any tender offer or exchange offer by any person or entity or "group" (as defined in or under Section 13(d) of the Exchange Act) that, if consummated in accordance with its terms, would result in such person or entity or "group" beneficially owning more than 20% of the Shares outstanding as of the consummation of such tender or exchange offer; (ii) a merger, consolidation, business combination or other similar transaction involving 3PAR pursuant to which the stockholders of 3PAR immediately preceding such transaction hold less than 80% of the voting equity interests in the surviving or resulting entity of such transaction; (iii) a sale, transfer, acquisition or disposition of more than 20% of the consolidated assets of 3PAR and its subsidiaries taken as a whole (measured by the fair market value thereof) or (iv) a liquidation, dissolution or other winding up of 3PAR and its subsidiaries, taken as a whole.

        As used in the HP Merger Agreement, a "Superior Proposal" means any bona fide written Acquisition Proposal, not obtained in breach of the applicable provisions of the HP Merger Agreement, for an Acquisition Transaction on terms that the 3PAR board of directors have determined in good faith (after consultation with its financial advisor and outside legal counsel), taking into account all relevant legal, financial and regulatory aspects of such Acquisition Proposal and the timing and likelihood of consummation of such Acquisition Transaction, would be more favorable to 3PAR stockholders (in their capacity as such) than the Offer and the Merger. For purposes of the reference to an "Acquisition Proposal" in this definition of a "Superior Proposal," all references to "more than 20%" in the definition of "Acquisition Transaction" will be deemed to be references to "more than 85%," and the reference to "80%" in the definition of "Acquisition Transaction" will be deemed to be a reference to "15%."

        3PAR's Recommendation.    As used in the HP Merger Agreement, "Company Board Recommendation" means a recommendation by the 3PAR board of directors that holders of the Shares accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, if required by the applicable provisions of Delaware law, adopt the HP Merger Agreement. The 3PAR board of directors has approved the HP Merger Agreement, the Offer and the Merger. Pursuant to the HP Merger Agreement, 3PAR agrees that neither its board of directors nor any committee thereof will (i) fail to make the Company Board Recommendation to the holders of the Shares, (ii) withhold, withdraw, amend or modify in a manner adverse to HP, or publicly propose to withhold, withdraw, amend or modify in a manner adverse to HP, the Company Board Recommendation, (iii) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Acquisition Proposal (it being understood that, only with respect to a tender offer or exchange offer, taking a neutral position or no position (other than in a communication made in compliance with Rule 14d-9(f) promulgated under the Exchange Act) with respect to any Acquisition Proposal will be considered a breach of this clause (iii)) or (iv) resolve, agree or publicly propose to take any such actions (each such foregoing action or failure to act in clauses (i) through (iv) being referred to herein as an "Company Board Recommendation Change").

        The HP Merger Agreement provides, however, that if, at any time prior to the Appointment Time, the 3PAR board of directors receives a Superior Proposal or there occurs an Intervening Event (as defined below), the 3PAR board of directors is permitted to effect a Company Board Recommendation Change provided that (i) the 3PAR board of directors determines in good faith (after consultation with outside legal counsel) that the failure to effect a Company Board Recommendation Change would reasonably be expected to be a breach of its fiduciary duties to its stockholders under applicable Delaware law, and in the case of a Superior Proposal, the 3PAR board of directors approves or recommends such Superior Proposal; (ii) 3PAR has notified HP in writing that it intends to effect a Company Board Recommendation Change, describing in reasonable detail the reasons, including the material terms and conditions of any such Superior Proposal and a copy of the final form of any related agreements or a description in reasonable detail of such Intervening Event, as the case may be, for such Company Board Recommendation Change (a "Recommendation Change Notice") (it being understood that the Recommendation Change Notice will not constitute a Company Board Recommendation Change for purposes of the HP Merger Agreement); (iii) if requested by HP, 3PAR has made its Representatives available to discuss and negotiate in good faith with HP's Representatives any proposed modifications to the terms and conditions of the HP Merger Agreement during the 3 business day period following delivery by 3PAR to HP of such Recommendation Change Notice and (iv) if HP delivers to 3PAR a written proposal capable of being accepted by 3PAR to alter the terms or conditions of the HP Merger Agreement during such 3 business day period, the 3PAR board of directors determines in good faith (after consultation with outside legal counsel), after considering the terms of such proposal by HP, that a Company Board Recommendation Change is still necessary in light of such Superior Proposal or Intervening Event in order to comply with its fiduciary duties to the 3PAR stockholders under applicable Delaware law. Any material amendment or modification to any Superior Proposal will be deemed to be a new Superior Proposal. 3PAR would be obligated to keep confidential any proposals made by HP to revise the terms of the HP Merger Agreement, other than in the event of any amendment to the HP Merger Agreement and to the extent required to be disclosed in any filing by 3PAR with the SEC.

        As used in the HP Merger Agreement, "Intervening Event" means an event, fact, circumstance or development, unknown to the 3PAR board of directors as of the date of the HP Merger Agreement which becomes known prior to the Appointment Time.

        Indemnification and Insurance.    The HP Merger Agreement provides that the Surviving Corporation and its subsidiaries will honor and fulfill the obligations of 3PAR and its subsidiaries under any indemnification agreements between 3PAR or any of its subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of 3PAR or any of its subsidiaries prior to the Appointment Time (the "Indemnified Persons"). In addition, until the sixth anniversary of the Effective Time, the Surviving Corporation and its subsidiaries will indemnify each Indemnified Person in respect of acts/omissions in such Indemnified Person's capacity as a director, officer, employee or agent of 3PAR or any of its subsidiaries or any of the transactions contemplated by the HP Merger Agreement.

        Furthermore, the HP Merger Agreement provides that, until the sixth anniversary of the Effective Time, the Surviving Corporation will maintain in effect 3PAR's current directors' and officers' liability insurance ("D&O Insurance") in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the D&O Insurance, on terms with respect to the coverage and amounts that are equivalent to those of the D&O Insurance, provided that in satisfying such obligations, HP and the Surviving Corporation are not obligated to pay annual premiums in excess of 300% of the amount paid by 3PAR for coverage for its last full fiscal year (such 300% amount, the "Maximum Annual Premium"). If the annual premiums of such insurance coverage exceed such amount, HP and the Surviving Corporation are obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium.

        The HP Merger Agreement provides that, prior to the Effective Time, 3PAR may purchase a six-year "tail" or runoff policy under 3PAR's current directors' and officers' insurance policies and fiduciary liability insurance policies, provided that the aggregate cost for such "tail" or runoff policy does not exceed 500% of the current annual premiums paid by 3PAR for directors' and officers' and fiduciary liability insurance policies.

        Conditions to the Merger.    The HP Merger Agreement provides that the respective obligations of each party to consummate the Merger are subject to the satisfaction or waiver (where permissible under applicable law) prior to the Effective Time, of each of the following conditions:

  •
  If the 3PAR stockholders are required under Delaware law to adopt the HP Merger Agreement in order to consummate the Merger, the required stockholder approval has been obtained;

  •
  Purchaser has accepted for payment and paid for all of the Shares validly tendered and not withdrawn pursuant to the Offer; and

  •
  No governmental authority of competent jurisdiction has (i) enacted, issued or promulgated any law that is in effect and has the effect of making the consummation of the Offer or the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Offer or the Merger or (ii) issued or granted any order that is in effect and has the effect of making the consummation of the Offer or the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger.

        Employee Matters.    The HP Merger Agreement provides that, for a period of one year following the Effective Time, the Surviving Corporation will provide (i) at least the same level of base salary or base wages to each Continuing Employee (as defined in the HP Merger Agreement) as the base salary or base wages provided to each such Continuing Employee immediately prior to the Effective Time and (ii) benefits and severance payments (other than equity based benefits, change in control benefits and individual employment agreements) to each Continuing Employee employed in the United States that, taken as a whole, are substantially similar in the aggregate to the benefits and severance payments (other than equity based benefits, change in control benefits and individual employment agreements) provided to similarly situated employees of HP and its subsidiaries.

        The HP Merger Agreement also provides that from and after the Effective Time, the Surviving Corporation will honor all 3PAR employee plans and compensation arrangements in accordance with their terms as in effect immediately prior to the Appointment Time. At HP's request, 3PAR will terminate, effective no later than the day immediately preceding the Appointment Time, the 3PAR 401(k) plan. If such a plan termination occurs, 3PAR employees will be able to elect to roll their account balances over into an HP 401(k) plan, including outstanding loans.

        Board of Directors.    The HP Merger Agreement provides that effective upon the Appointment Time and from time to time thereafter, HP is entitled to designate up to such number of directors on the 3PAR board of directors equal to the product (rounded up to the next whole number) obtained by multiplying (x) the number of directors on the 3PAR board of directors (giving effect to any increase in the number of directors as described in this paragraph) and (y) a fraction, the numerator of which is the number of Shares beneficially owned by HP and Purchaser (giving effect to the Shares accepted for payment pursuant to the Offer), and the denominator of which is the total number of then-outstanding Shares. Following a request by HP, 3PAR will, to the extent permitted by applicable laws and the certificate of incorporation of 3PAR, take at 3PAR's expense all action necessary to cause the individuals so designated by HP to be elected or appointed to the 3PAR board of directors, including (at the election of HP) by increasing the size of the 3PAR board of directors or by seeking and accepting or otherwise securing the resignations of such number of then incumbent directors as is necessary to enable the individuals so designated by HP to be elected or appointed to the 3PAR board of directors. Notwithstanding the foregoing, from the Appointment Time until the Effective Time, 3PAR is obligated to use its commercially reasonable efforts to cause the 3PAR board of directors to always have at least three directors who are directors on the date of the HP Merger Agreement, who are not employed by 3PAR and who are not affiliates or employees of HP or any of its subsidiaries, and who are independent directors for purposes of the continued listing requirements of the NYSE (the "Continuing Directors").

        Under the HP Merger Agreement, following the election or appointment of HP's designees to the 3PAR board of directors and until the Effective Time, the approval of a majority of the Continuing Directors is required to authorize (and such authorization will constitute the authorization of the 3PAR board of directors and no other action on the part of 3PAR, including any action by any other director of 3PAR, will be required to authorize) (i) any amendment or termination of the HP Merger Agreement on behalf of 3PAR, (ii) any amendment of the HP Merger Agreement requiring action by the 3PAR board of directors, (iii) any extension of time for performance of any obligation or action thereunder by HP or Purchaser, (iv) any exercise, enforcement or waiver of compliance with any of the agreements or conditions contained in the HP Merger Agreement for the benefit of 3PAR, (v) any amendment of the certificate of incorporation or bylaws of 3PAR that would adversely affect the stockholders of 3PAR and (vi) any other action to be taken or not to be taken on behalf of 3PAR under or in connection with the HP Merger Agreement or the transactions contemplated thereby, provided that following the Appointment Time, HP will be permitted to cause its designees elected or appointed pursuant to the HP Merger Agreement to withdraw or modify any Company Board Recommendation Change that may have been made prior to such time without the approval of the majority of the Continuing Directors. The Continuing Directors have the authority to retain counsel (which may include current counsel to the 3PAR) at the expense of 3PAR for the purpose of fulfilling their obligations thereunder, and have the authority, after the Appointment Time, to institute any action on behalf of 3PAR to enforce the performance of the HP Merger Agreement in accordance with its terms.

        Termination.    The HP Merger Agreement provides that it may be terminated and the Offer may be abandoned at any time prior to the Appointment Time (provided that the party terminating the HP Merger Agreement gives prompt written notice of such termination to the other party or parties to the HP Merger Agreement):

  •
  by mutual written agreement of HP and 3PAR;

  •
  by either HP or 3PAR, if the Offer has expired or been terminated in accordance with the terms of the HP Merger Agreement and the Offer without Purchaser having accepted for payment any Shares tendered pursuant to the Offer on or before February 15, 2011 (the "Termination Date"; provided, however, that if at such time the Antitrust Condition has not been satisfied, then the Termination Date will be extended automatically until April 15, 2011), provided that the right to terminate the HP Merger Agreement pursuant to this section would not be available to any party whose action or failure to fulfill any obligation under the HP Merger Agreement has been the principal cause of or resulted in (i) any of the conditions to the Offer set forth in

    Section 13—"Conditions of the Offer" having failed to be satisfied and such action or failure to act constitutes a material breach of the HP Merger Agreement or (ii) the expiration or termination of the Offer in accordance with the terms of the HP Merger Agreement and the Offer without Purchaser having accepted for payment any Shares tendered pursuant to the Offer and such action or failure to act constitutes a material breach of the HP Merger Agreement;

  •
  by 3PAR in the event that (i) 3PAR is not then in material breach of its covenants, agreements and other obligations under the HP Merger Agreement and (ii) HP and/or Purchaser has breached or otherwise violated any of their respective material covenants, agreements or other obligations under the HP Merger Agreement, or any of the representations and warranties of HP and Purchaser set forth in the HP Merger Agreement have become inaccurate, which breach, violation or inaccuracy, individually or in the aggregate with other such breaches, violations or inaccuracies, would reasonably be expected to prevent the consummation of the Offer prior to the Termination Date and cannot be or has not been cured prior to the earlier of (a) 30 days after the giving of written notice to HP of such breach, violation or inaccuracy and (b) the Termination Date;

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  by HP, in the event that (i) HP and Purchaser are not then in material breach of their respective covenants, agreements and other obligations under the HP Merger Agreement and (ii) 3PAR has breached or otherwise violated any of its material covenants, agreements or other obligations under the HP Merger Agreement, or any of the representations and warranties of 3PAR set forth in the HP Merger Agreement have become inaccurate, in either case such that the conditions to the Offer set forth in Section 13—"Conditions of the Offer" would reasonably not be capable of being satisfied by the Termination Date and such breach, violation or inaccuracy cannot be or has not been cured prior to the earlier of (a) 30 days after the giving of written notice to 3PAR of such breach, violation or inaccuracy and (b) the Termination Date;

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  by 3PAR, in the event that (i) 3PAR has received a Superior Proposal; (ii) the 3PAR board of directors have determined in good faith (after consultation with outside legal counsel) that the failure to enter into a definitive agreement relating to such Superior Proposal would reasonably be expected to be a breach of its fiduciary duties to the 3PAR stockholders under applicable Delaware law; (iii) 3PAR has notified HP in writing of the Superior Proposal, including the material terms and conditions of any such Superior Proposal and a copy of the form of any related agreements (a "Superior Proposal Notice") (it being understood that the Superior Proposal Notice will not constitute a Company Board Recommendation Change for purposes of the HP Merger Agreement); (iv) if requested by HP, 3PAR made its Representatives available to discuss and negotiate in good faith with HP's Representatives any proposed modifications to the terms and conditions of the HP Merger Agreement during the 3 business day period following delivery by 3PAR to HP of such Superior Proposal Notice (provided that any material amendment or modification to any Superior Proposal will be deemed to be a new Superior Proposal) or (v) if HP has delivered to 3PAR during such 3 business day period a written proposal capable of being accepted by 3PAR to alter the terms or conditions of the HP Merger Agreement during such 3 business day period, the 3PAR board of directors have determined in good faith, after considering the terms of such proposal by HP, that the Superior Proposal giving rise to such Superior Proposal Notice continues to be a Superior Proposal; or

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  by HP, in the event that (i) the 3PAR board of directors or any committee thereof have effected a Company Board Recommendation Change or (ii) an Acquisition Proposal (whether or not a Superior Proposal) is commenced by a person or entity unaffiliated with HP and (a) in the case of an Acquisition Proposal that is a tender or exchange offer, 3PAR has not filed within 10 business days after the public announcement of the commencement of such Acquisition Proposal a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act recommending that the 3PAR stockholders reject such Acquisition Proposal and not tender any shares of 3PAR common stock into such tender or exchange offer or (b) in the case of any other Acquisition Proposal, within 10 business days of a written request by HP following the public announcement of the commencement of such Acquisition Proposal, 3PAR has not publicly reaffirmed its adoption and recommendation of the HP Merger Agreement and the transactions contemplated thereby.

        Notwithstanding the prior adoption of the HP Merger Agreement by the 3PAR stockholders in accordance with Delaware law, the HP Merger Agreement may be terminated and the Offer and/or the Merger may be abandoned, at any time prior to the Effective Time (it being agreed that the party terminating the Merger will give prompt written notice of such termination to the other party or parties to the HP Merger Agreement), by either HP or 3PAR if any governmental authority of competent jurisdiction has (i) enacted, issued or promulgated any law that is in effect and has the effect of making the consummation of the Offer or the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Offer or the Merger or (ii) issued or granted any order that is in effect and has the effect of making the consummation of the Offer or the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger, and such order has become final and non-appealable.

        Effect of Termination.    The HP Merger Agreement provides that if it is properly and validly terminated, it will be of no further force or effect without liability of any party or parties, as applicable (or any director, officer, employee, affiliate, agent or other representative of such party or parties) to the other party or parties to the HP Merger Agreement, as applicable, except (a) for the terms of Section 8.8 of the HP Merger Agreement (relating to confidentiality), Section 10.3 of the HP Merger Agreement (relating to effect of termination), Section 10.4 of the HP Merger Agreement (relating to fees and expenses) and Article XI of the HP Merger Agreement (containing certain general provisions), each of which would survive the termination of the HP Merger Agreement, and (b) that nothing will relieve any party or parties to the HP Merger Agreement, as applicable, from liability for any knowing and intentional breach of, or fraud in connection with, the HP Merger Agreement. In addition, no termination of the Merger will affect the obligations of the parties set forth in the Confidentiality Agreement (as defined below under "Confidentiality Agreement"), all of which obligations survive termination of the HP Merger Agreement in accordance with their terms.

        No Third Party Beneficiaries.    The HP Merger Agreement is not intended to, and does not, confer upon any other person or entity any rights or remedies thereunder, except (a) as set forth in or contemplated by the terms and provisions of Section 7.1 of the HP Merger Agreement (relating to directors' and officers' indemnifications and insurance), (b) from and after the Appointment Time, the rights of holders of Shares and other 3PAR securities to receive the consideration pursuant to the Offer and (c) from and after the Effective Time, the rights of holders of Shares and other 3PAR securities to receive the consideration pursuant to the Merger. HP and Purchaser expressly acknowledge and agree in the HP Merger Agreement that, prior to the Effective Time, 3PAR's measure of damages for a willful and material breach of the HP Merger Agreement by HP or Purchaser may include the loss of the economic benefits of the transaction to holders of Shares and other relief (including equitable relief), whether or not the HP Merger Agreement has been validly terminated in accordance with its terms.

        Remedies.    Under the HP Merger Agreement, except as otherwise provided therein, any and all remedies therein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy would not preclude the exercise of any other remedy. The parties to the HP Merger Agreement agree that irreparable damage would occur in the event that any provision of the HP Merger Agreement is not performed in accordance with its specific terms or is otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages.

Accordingly, the parties agree that in the event of any breach or threatened breach by a party, of any of their respective covenants or obligations set forth in the HP Merger Agreement, the other party (or parties), will be entitled to an injunction or injunctions to prevent or restrain such breaches or threatened breaches and to specifically enforce the terms and provisions of the HP Merger Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other party under the Agreement. The parties further agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of the HP Merger Agreement by such party (or parties), and to specifically enforce the terms and provisions of this HP Merger Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party (or parties) under the HP Merger Agreement.

        Amendment.    Subject to applicable law and subject to the other provisions of the HP Merger Agreement, the HP Merger Agreement can be amended by the parties at any time by execution of an instrument in writing signed on behalf of each of HP, Purchaser and 3PAR, provided that in the event that the HP Merger Agreement has been adopted by the 3PAR stockholders in accordance with Delaware law, no amendment may be made to the HP Merger Agreement that requires the approval of such 3PAR stockholders under Delaware law without such approval.

        Tender and Voting Agreement.    In connection with the execution of the HP Merger Agreement, certain stockholders of 3PAR and their affiliates, if applicable, who hold approximately 33% of the outstanding stock of 3PAR (the "Tendering Stockholders") have entered into a tender and voting agreement with HP and Purchaser (the "Tender and Voting Agreement"), which provides, among other things, that the Tendering Stockholders will tender their Shares in the Offer and vote their Shares in favor of adopting the HP Merger Agreement, if applicable. In addition, the Tendering Stockholders agree, subject to certain exceptions, to refrain from disposing of their Shares and soliciting alternative acquisition proposals to the Offer and Merger. The Tender and Voting Agreement will terminate upon the earlier to occur of (i) the termination of the HP Merger Agreement in accordance with its terms, (ii) the termination or expiration of the Offer, without any Shares being accepted for payment thereunder, and (iii) the Effective Time. The foregoing summary is qualified in its entirety by reference to the complete text of the Tender and Voting Agreement, which is filed as an exhibit to the Schedule TO and is incorporated herein by reference.

        Confidentiality Agreement.    3PAR and HP entered into a confidentiality agreement on July 13, 2010, which was amended and superseded on August 24, 2010 (the "Confidentiality Agreement"). As a condition to being furnished confidential information of the other party, in the Confidentiality Agreement, each of HP and 3PAR agreed, among other things, to keep such confidential information confidential and to use it only for specified purposes. The foregoing summary is qualified in its entirety by reference to the complete text of the Confidentiality Agreement, which is filed as an exhibit to the Schedule TO and is incorporated herein by reference.

        Executive Compensation Arrangements.    HP proposes to enter into arrangements with 3PAR executives in a form substantially similar to those previously agreed and entered into by Dell and certain 3PAR executives.

        New Executive Offer Letters.    HP proposes to enter into offer letters with each of the 3PAR executives listed in the table below, all of whom are currently executive officers or other officers of 3PAR, describing the terms and conditions of their employment following the completion of HP's acquisition of 3PAR. The offer letters state the job title to be held by each individual upon completion of the Merger, as well as the annual base salary, annual target bonus (expressed as a percentage of base salary), and value of projected HP long-term incentive grants expected to be granted in December 2011 (as applicable). In addition, as set forth in the table below, HP has promised under the proposed offer letters to grant seven executives new HP restricted stock units upon the closing of the Merger, and HP has promised to grant five executives cash awards upon the closing of the Merger. These proposed awards are described in greater detail below. The summary in this Offer to Purchase is qualified in its entirety by reference to the complete text of the offer letters, which were initially sent on August 31, 2010 to each of the 3PAR executives listed in the table below, and each of which is attached in its proposed form as an exhibit to the Schedule TO and incorporated herein by reference.

        The following table sets forth the proposals for:

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  the executive's new base salary amount (under the heading "Annual Base Salary") and new target bonus amount (under the heading "Target Bonus Amount");

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  the projected value of the long-term incentive grant currently expected to be made in December 2011 (under the heading "Projected LTI Award");

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  the value of the HP restricted stock unit grant to be made in connection with the Merger (under the heading "New HP RSU Grant") or, if applicable, the value of the cash award to be granted in connection with the Merger (under the heading "New Cash Award"); and

  •
  the estimated maximum value of the cash severance pay to which the executive would be entitled if his or her employment were terminated by 3PAR or its successor without cause or by the covered executive with good reason in connection with the Merger (under the heading "Potential Cash Severance").

Name	Annual Base Salary ($)	Target Bonus Amount ($)	Projected LTI Award ($)	New HP RSU Grant ($)	New Cash Award ($)	Potential Cash Severance ($)	Total ($)
Steve Crimi	250,000	100,000	150,000	500,000	—	125,000	1,125,000
Randy Gast	265,000	106,000	159,000	1,325,000	—	132,500	1,987,500
Adriel Lares	270,000	108,000	—	—	270,000	—	648,000
Craig Nunes	240,000	96,000	144,000	480,000	—	120,000	1,080,000
Jeff Price	275,000	151,250	343,750	1,375,000	—	137,500	2,282,500
Jeannette Robinson	220,000	88,000	—	—	220,000	—	528,000
David Scott	415,000	415,000	—	—	2,490,000	—	3,320,000
Alastair Short	260,000	104,000	—	—	520,000	—	884,000
Ashok Singhal	275,000	151,250	343,750	1,375,000	—	137,500	2,282,500
Peter Slocum	265,000	106,000	159,000	1,325,000	—	132,500	1,987,500
Rusty Walther	270,000	108,000	162,000	1,350,000	—	135,000	2,025,000
Randall Weigel	250,000	180,000	$150,000	—	1,000,000	125,000	1,550,000

						TOTAL	19,705,000

        Standard HP Employment Agreements.    As part of the offer letter acceptance process, all 3PAR employees and executives who join HP are expected to execute certain other documents applicable to all new hires, including the HP Agreement Regarding Confidential Information and Proprietary Developments and the HP Letter of Assurance, certifying that the individual is not subject to any restrictions on his or her employment as a result of agreements made with any previous employer (other than 3PAR).

        Converted 3PAR Restricted Stock Units and 3PAR Stock Options.    Under the HP Merger Agreement all of the 3PAR executives' unvested 3PAR restricted stock units and 3PAR stock options will be assumed by HP and converted not later than the Effective Time into HP restricted stock units and HP stock options. Please see—"3PAR Options, Restricted Stock Units and Restricted Stock Awards" in this Section 11 for a description of this assumption and conversion. The vesting schedule of the converted HP restricted stock units and HP stock options will generally be the same vesting schedule as applied prior to the Merger. However, under the proposed offer letters, HP has agreed to fully vest Mr. Scott's and Mr. Short's 3PAR stock options and cash them out on the same terms applicable to other vested 3PAR stock options (but not Mr. Scott's or Mr. Short's converted HP restricted stock units) at the Effective Time. In addition, in connection with the grants of cash awards to Messrs. Scott, Lares and Short and Ms. Robinson, HP has agreed under the proposed offer letters, to vest all then-unvested converted HP restricted stock units and, if applicable, HP stock options held by these executives if they remain employed with HP or a subsidiary through January 31, 2012 (or, with respect to Mr. Scott, December 15, 2011) or if their employment is terminated before this date by HP or a subsidiary without cause or by the executive with good reason. (We refer below to a termination of employment of a covered executive by his or her employer without cause or by the covered executive with good reason as a "qualifying termination.") In addition, under the HP Merger Agreement, 3PAR will amend each outstanding option, restricted stock unit and restricted stock award to provide that such awards will fully vest if the employment or service of the holder is terminated within twelve (12) months following the Acceptance Time (as defined in the HP Merger Agreement) due to the elimination of the holder's position due to redundancy or the integration of HP's and 3PAR's business units.

        Modifications to 3PAR Employment Agreement and 3PAR Management Retention Agreements.    Prior to the date of the offer contemplated by the Dell Merger Agreement, 3PAR entered into an Employment Agreement with Mr. Scott and Management Retention Agreements with the other executives listed in the table above, pursuant to which, on a qualifying termination within twelve (12) months following a change in control of 3PAR (or, with respect to Mr. Scott, eighteen (18) months), the covered executive would be entitled to severance consisting of cash severance pay, acceleration of a portion of his or her equity awards and continued medical benefits. The cash severance payment upon a qualifying termination is equal to a percentage of the executive's base salary, as follows: with respect to Mr. Scott, 300%; with respect to Mr. Short, 100%; and with respect to the other covered executives, 50%. The percentage of the unvested 3PAR executive awards that would accelerate upon a qualifying termination is as follows: with respect to Messrs. Scott and Short, 100%; and with respect to the other covered executives, 50%. In connection with HP's entry into the HP Merger Agreement, HP proposes to modify these arrangements so that 100% of the converted HP restricted stock units and HP stock options would accelerate upon a qualifying termination at any time following the Appointment Time, provided, that Messrs. Scott, Lares and Short and Ms. Robinson would waive any right to cash severance pay under these arrangements upon their termination of employment. These amendments would not affect the covered executives' right to continued benefits upon a qualifying termination (which generally would be provided for twelve (12) months following termination), nor would the amendments affect Mr. Scott's right to indemnification for golden parachute excise taxes.

        New HP Restricted Stock Units.    In connection with HP's entry into the HP Merger Agreement, HP has agreed under the proposed offer letters, to grant certain of the executives listed in the table above awards of HP restricted stock units (the "New HP RSUs") pursuant to HP's Amended and Restated Hewlett-Packard Company 2004 Stock Incentive Plan. The value of the New HP RSUs is based on each individual's compensation and position with HP and is reflected in the table above under the column with the heading "New HP RSU Grant." The New HP RSUs will vest in three equal installments on each of the first three anniversaries of the date of grant, subject to the holder's continued employment. Vesting is accelerated in the event of the individual's death or disability while employed, but not for any other termination. As a condition to receiving the New HP RSUs, the recipient is obligated to avoid engaging in conduct detrimental to HP. HP also has a clawback right that it can exercise after vesting if the individual engages in conduct detrimental to HP during the course of the individual's employment with HP or within twelve months thereafter. This clawback right applies with respect to the entire value of an individual's New HP RSUs (determined at the time of grant) (but, for avoidance of doubt, this clawback right does not apply to the converted 3PAR restricted stock units or converted 3PAR stock options).

        New HP Cash Awards.    In connection with HP's entry into the HP Merger Agreement, HP has agreed under the proposed offer letters to make cash awards to Messrs. Scott, Lares, Short and Weigel and Ms. Robinson. With respect to Messrs. Scott, Lares and Short and Ms. Robinson, the covered executive will receive a cash payment if he or she remains employed with HP or a subsidiary through January 31, 2012 (or, with respect to Mr. Scott, December 15, 2011) or his or her employment is terminated in a qualifying termination prior to the payment date. The value of these cash awards is reflected in the table above under the column with the heading "New Cash Award." As a condition to the award, these executives are required to agree to forfeit any right to cash severance pay under their Management Retention Agreements (or, with respect to Mr. Scott, under his Employment Agreement). Mr. Weigel's cash award will be a performance-based award payable in two equal installments in each of 2012 and 2013 if Mr. Weigel meets performance goals to be established by HP and remains employed through the applicable payment date. Mr. Weigel's award agreement provides for a 50% payout of the award upon 80% performance against the performance goal, increasing ratably to a 100% payout at 100% or higher performance.

        Projected HP Long-Term Incentive Awards.    In connection with HP's entry into the HP Merger Agreement, HP has provided certain of the executives listed in the table above with information regarding the projected value of the long-term incentive awards expected to be granted to the executive in December 2011, assuming the executive remains employed with HP or a subsidiary at the time of grant (the "Projected LTI Awards"). The projected value of the Projected LTI Awards is reflected in the table above under the column with the heading "Projected LTI Award." The value of the Projected LTI Awards is currently expected to be granted in the form of HP performance-based RSUs. However, the actual amount and terms (including vesting terms) of the Projected LTI Awards will be determined by HP in connection with the grant of these awards.

        Expense Reimbursement for Mr. Short.    In connection with HP's entry into the HP Merger Agreement, HP has agreed that, if Mr. Short elects to relocate to the New York City metropolitan area following the Effective Time, HP would thereafter reimburse Mr. Short up to $2,000 per month for business expenses incurred by Mr. Short under HP's expense reimbursement policy while employed.

        Effects of Inability to Consummate the Merger.    If, following the consummation of the Offer, the Merger is not consummated for any reason (see—"The HP Merger Agreement—Conditions to Consummation of the Merger" in this Section 11), HP, which directly or indirectly owns 100 percent of the common stock of Purchaser, will indirectly control the Shares acquired by Purchaser pursuant to the Offer, as well as any other Shares held by HP or its subsidiaries. Under the HP Merger Agreement, promptly following payment by Purchaser for Shares purchased pursuant to the Offer, and from time to time thereafter, subject to Section 14(f) of the Exchange Act and applicable NYSE rules and regulations regarding director independence, 3PAR is required to take all actions necessary to cause a pro rata portion (based on the percentage of outstanding Shares acquired by Purchaser) of the directors of 3PAR to consist of persons designated by Purchaser (see "—The HP Merger Agreement—Board of Directors" in this Section 11).

        If HP controls more than 50 percent of the outstanding Shares following the consummation of the Offer but the Merger is not consummated, stockholders of 3PAR, other than those affiliated with HP, will lack sufficient voting power to elect directors or to cause other actions to be taken which require majority approval. This concentration of influence in one stockholder may adversely affect the market value of the Shares.

12.   Source and Amount of Funds

        HP will provide Purchaser with sufficient funds to pay for all Shares accepted for payment in the Offer. HP estimates that the total amount of funds necessary to purchase all outstanding Shares of 3PAR pursuant to the Offer and to pay customary fees and expenses in connection with the Offer and the related transactions will be approximately $2.1 billion, which will be used to pay stockholders of 3PAR and holders of 3PAR's other equity-based interests. We expect to fund all these payments through a loan or capital contribution from HP to Purchaser. As of July 31, 2010, HP had approximately $14.7 billion in cash and cash equivalents. The Offer is not conditioned upon any financing arrangements.

13.   Conditions of the Offer

        Notwithstanding any other provision of the Offer, but subject to compliance with the terms and conditions of the HP Merger Agreement, and in addition to (and not in limitation of) the obligations of Purchaser to extend the Offer pursuant to the terms and conditions of the HP Merger Agreement, we are not required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to our obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for any Shares if before the expiration date of the Offer the Minimum Condition or the Antitrust Condition shall not have been satisfied, or if any of the following conditions exist and continue to exist as of immediately prior to the expiration of the Offer:

          (1)   any governmental authority of competent jurisdiction has (i) enacted, issued or promulgated any law that is in effect as of immediately prior to the expiration of the Offer and has the effect of making the consummation of the Offer or the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Offer or the Merger or (ii) issued or granted any order that is in effect as of immediately prior to the expiration of the Offer and has the effect of making the consummation of the Offer or the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger (the "Illegality Condition");

          (2)   (i) any of the representations and warranties of 3PAR set forth in the HP Merger Agreement (other than those set forth in Section 4.1 of the HP Merger Agreement (relating to organization and good standing of 3PAR), Section 4.2 of the Merger Agreement (relating to corporate power and enforceability), Section 4.6 of the HP Merger Agreement (relating to 3PAR's capitalization), Section 4.7(b)-(c) of the HP Merger Agreement (relating to capitalization of 3PAR's subsidiaries) and Section 4.26 of the HP Merger Agreement (relating to broker's and finder's fees)) are not true and correct in all respects as of immediately prior to the expiration of the Offer with the same force and effect as if made on and as of such date (unless such representation or warranty expressly relates to an earlier date, in which case on and as of such earlier date), except for any failure to be so true and correct which has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect, (ii) any of the representations and warranties set forth in Sections 4.1, 4.2 and 4.26 of the HP Merger Agreement are not true and correct in all material respects as of immediately prior to the expiration of the Offer with the same force and effect as if made on and as of such date (unless such representation or warranty expressly relates to an earlier date, in which case on and as of such earlier date) or (iii) any of the representations and warranties set forth in Sections 4.6 and 4.7(b)-(c) of the HP Merger Agreement are not true and correct in all respects (other than inaccuracies that would not result in, (A) in the case of Section 4.6 of the HP Merger Agreement, an increase in the aggregate value of the consideration payable in the Offer and the Merger and (B) in the case of Section 4.7(b)-(c) of the HP Merger Agreement, a cost to HP, in excess of 2% of the aggregate value of the consideration payable in the Offer and the Merger) as of immediately prior to the expiration of the Offer with the same force and effect as if made on and as of such date (unless such representation or warranty expressly relates to an earlier date, in which case on and as of such earlier date); provided, however, that, for purposes of determining the accuracy of the representations and warranties of 3PAR set forth in the HP Merger Agreement for purposes of clauses (i) and (ii) above, all materiality and "Company Material Adverse Effect" qualifications set forth in such representations and warranties will be disregarded;

          (3)   3PAR has failed to perform in all material respects the obligations that are to be performed by it under the HP Merger Agreement at or prior to the expiration of the Offer;

          (4)   a Company Material Adverse Effect has arisen or occurred following the execution and delivery of the HP Merger Agreement that is continuing as of immediately prior to the expiration of the Offer;

          (5)   3PAR has failed to furnish HP with a certificate dated as of the date of determination signed on its behalf by its Chief Executive Officer or Chief Financial Officer to the effect that the conditions set forth in clauses (2), (3) and (4) have occurred and been satisfied; or

          (6)   the HP Merger Agreement has been properly and validly terminated in accordance with its terms.

        For purposes of the HP Merger Agreement, the term "Company Material Adverse Effect" means any change, effect, event, circumstance or development (each a "Change", and collectively, "Changes"), individually or in the aggregate, and taken together with all other Changes, that has had or would reasonably be expected to have a material adverse effect on the business, operations, financial condition or results of operations of 3PAR and its subsidiaries, taken as a whole, provided that no Change resulting from or arising out of any of the following will be taken into account when determining whether a "Company Material Adverse Effect" has occurred or may, would or could occur:

            (i)  general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

           (ii)  conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

          (iii)  conditions (or changes in such conditions) in the industries in which 3PAR and its subsidiaries conduct business;

          (iv)  political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;

           (v)  earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

          (vi)  changes in law (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof);

         (vii)  the announcement of the HP Merger Agreement or the pendency or consummation of the transactions contemplated thereby, including (A) the identity of HP, (B) the loss or departure of officers or other employees of 3PAR or any of its subsidiaries resulting from or arising out of the transactions contemplated by the HP Merger Agreement, (C) the termination or potential termination of (or the failure or potential failure to renew or enter into) any contracts with customers, suppliers, distributors or other business partners resulting from or arising out of the transactions contemplated by the HP Merger Agreement, (D) any other negative development (or potential negative development) in 3PAR's relationships with any of its customers, suppliers, distributors or other business partners resulting from or arising out of the transactions contemplated by the HP Merger Agreement and (E) any decline or other degradation in 3PAR's customer bookings resulting from or arising out of the transactions contemplated by the HP Merger Agreement, provided that this clause (vii) will be disregarded to the extent "Company Material Adverse Effect" modifies or qualifies 3PAR's representations or warranties contained in Section 4.4 of the HP Merger Agreement (relating to non-contravention) or Section 4.5 of the Merger Agreement (relating to required governmental approvals);

        (viii)  any actions taken or failure to take action, in each case, to which HP has approved, consented to or requested; or compliance with the terms of, or the taking of any action required or contemplated by, the HP Merger Agreement; or the failure to take any action prohibited by the HP Merger Agreement;

          (ix)  changes in 3PAR's stock price or the trading volume of 3PAR's stock, in and of itself, or any failure by 3PAR to meet any public estimates or expectations of 3PAR's revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by 3PAR to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition); and

           (x)  any legal proceedings made or brought by any of the current or former stockholders of 3PAR (on their own behalf or on behalf of 3PAR) against 3PAR, which arise out of the Merger or in connection with any other transactions contemplated by the HP Merger Agreement; and

          (xi)  the payment by 3PAR of the Termination Fee (as defined in the Dell Merger Agreement) pursuant to the Dell Merger Agreement;

except to the extent such effects resulting from or arising out of the matters described in clauses (i) through (vi) above disproportionately affect 3PAR and its subsidiaries, taken as a whole, as compared to other companies that conduct business in the industry in which 3PAR and its subsidiaries conduct business.

        The foregoing conditions are for the sole benefit of Parent and Purchaser. We expressly reserve the right, at any time and from time to time in our sole discretion, to waive or otherwise modify the terms and conditions of the Offer in any respect. Under the terms of the HP Merger Agreement, we are not be permitted to, without 3PAR's consent, (i) waive the Minimum Condition, the Antitrust Condition or the Illegality Condition, (ii) change the form of consideration to be paid in the Offer, (iii) decrease the Offer Price or the number of Shares sought in the Offer, (iv) extend the Offer, other than in a manner contemplated by the HP Merger Agreement, (v) impose conditions to the Offer other than those described in this Section 13, (vi) modify the conditions described in this Section 13 or (vii) amend any other term or condition to the Offer in a manner adverse to the holders of Shares. A failure by Parent and Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

14.   Dividends and Distributions

        If, on or after September 2, 2010, and prior to the consummation of the Offer, the Shares should be subject to any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Shares), reclassification, combination, exchange of shares or other like change with respect to the Shares, the Offer Price for Shares tendered pursuant to the Offer shall be adjusted appropriately to reflect the effect of such change.

        The HP Merger Agreement provides that, from the date of the HP Merger Agreement to the Effective Time, 3PAR will not declare, set aside or pay any dividend or any other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock, except for cash dividends made by any direct or indirect wholly-owned subsidiary of 3PAR to 3PAR or one of its wholly-owned subsidiaries. See "The HP Merger Agreement—Covenants" in Section 11.

15.   Certain Legal Matters

        General.    Except as otherwise set forth in this Offer to Purchase, based on our review of 3PAR's publicly available SEC filings and other information regarding 3PAR, HP and Purchaser are not aware of any licenses or other regulatory permits which appear to be material to the business of 3PAR and which might be adversely affected by the acquisition of Shares pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares pursuant to the Offer. In addition, except as set forth below, we are not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for our acquisition or ownership of the Shares. Should any such approval or other action be required, we currently expect that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it would be obtained without substantial conditions, and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to 3PAR's or HP's business or that certain parts of 3PAR's or HP's business might not have to be disposed of or held separately. In such an event, we may not be required to purchase any Shares in the Offer under certain conditions. See Section 13—"Conditions of the Offer."

  Antitrust Compliance.

        United States.    Under the HSR Act, and the related rules and regulations that have been issued by the FTC, certain transactions having a value above specified thresholds may not be consummated until specified information and documentary material ("Premerger Notification and Report Forms") have been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and certain waiting period requirements have been satisfied. The requirements of the HSR Act apply to the acquisition of Shares in the Offer and the Merger.

        The purchase of Shares in the Offer cannot be completed until the expiration of a 15 calendar day waiting period following the filing by HP, as the ultimate HP entity of Purchaser, of a Premerger Notification and Report Form concerning the Offer with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. HP filed the Premerger Notification and Report Forms with the FTC and the Antitrust Division on August 30, 2010 in connection with the purchase of the Shares in the Offer. The required waiting period with respect to the Offer will expire 15 calendar days from the date of such filing, unless earlier terminated by the

FTC or the Antitrust Division or unless the FTC or the Antitrust Division issues a request for additional information and documentary material (a "Second Request") prior to that time. If within the 15 calendar day waiting period either the FTC or the Antitrust Division were to issue a Second Request, the waiting period with respect to the Offer would be extended until 10 calendar days following the date of substantial compliance by HP with that request, unless the FTC or the Antitrust Division terminated the additional waiting period before its expiration. After the expiration of the 10 calendar day waiting period, the waiting period could be extended only by court order or with consent of HP. In practice, complying with a Second Request can take a significant period of time. Although 3PAR is required to file certain information and documentary materials with the FTC and the Antitrust Division in connection with the Offer, neither 3PAR's failure to make those filings nor a request for additional documents and information issued to 3PAR from the FTC or the Antitrust Division will extend the waiting period with respect to the purchase of Shares in the Offer.

        The FTC and the Antitrust Division will consider the legality under the antitrust laws of our proposed acquisition of 3PAR. At any time before or after our acceptance for payment of Shares pursuant to the Offer, if the Antitrust Division or the FTC believes that the Offer would violate the U.S. federal antitrust laws by substantially lessening competition in any line of commerce affecting U.S. consumers, the FTC and the Antitrust Division have the authority to challenge the transaction by seeking a federal court order enjoining the transaction or, if Shares have already been acquired, requiring disposition of such Shares, or the divestiture of substantial assets of HP, 3PAR, or any of their respective subsidiaries or affiliates. U.S. state attorneys general and private persons may also bring legal action under the antitrust laws seeking similar relief or seeking conditions to the completion of the Offer. While we believe that the consummation of the Offer will not violate any antitrust laws, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. If any such action is commenced by the FTC, the Antitrust Division or any state or any other person and an order is issued prohibiting the consummation of the Offer, we may not be obligated to consummate the Offer. See Section 13—"Conditions of the Offer."

        Appraisal Rights.    No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Merger contemplated by the HP Merger Agreement is consummated, each holder of Shares at the effective time of the Merger who has neither voted in favor of the Merger nor consented thereto in writing, and who otherwise complies with the applicable statutory procedures under Section 262 of the DGCL, will be entitled to receive a judicial determination of the fair value of the holder's Shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) and to receive payment of such judicially determined amount in cash, together with such rate of interest, if any, as the Delaware court may determine for Shares held by such holder. Unless the Delaware court in its discretion determines otherwise for good cause shown, this rate of interest will be five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time between the Effective Date and the date of payment and will be compounded quarterly.

        Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the per share price to be paid in the Merger. Moreover, 3PAR may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Shares is less than the price paid in the Offer and the Merger.

        The HP Merger Agreement provides that, in determining the fair value of any Dissenting Company Shares pursuant to Section 262 of the DGCL in any proceedings with respect to demands for appraisal under Delaware law in respect of dissenting Shares, none of HP, 3PAR or the Surviving Corporation will take into account the Top-Up Option, the Top-Up Option Shares or any promissory note issued to pay any portion of the purchase price for such Top-Up Option Shares.

        In addition, several decisions by Delaware courts have held that, in certain circumstances, a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders that requires that the merger be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court has stated that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

        The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights under Delaware law. The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of Delaware law which will be set forth in their entirety in the proxy statement or information statement for a merger, unless effected as a short-form merger, in which case they will be set forth in the notice of merger. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by reference to Delaware law.

        You cannot exercise appraisal rights at this time. The information provided above is for informational purposes only with respect to your alternatives if a merger is consummated. If you sell your Shares in the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, rather, will receive the Offer Price therefor.

        "Going Private" Transactions.    Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions and may under certain circumstances be applicable to a merger. However, Rule 13e-3 will be inapplicable if (a) the Shares are deregistered under the Exchange Act prior to a merger or another business combination or (b) a merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in a merger or other business combination is at least equal to the amount paid per Share in the Offer.

16.   Fees and Expenses

        We have retained the Depositary and the Information Agent in connection with the Offer. Each of the Depositary and the Information Agent will receive customary compensation, reimbursement for reasonable out-of-pocket expenses, and indemnification against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

        As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

        Except as set forth above, we will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will upon request be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.

17.   Miscellaneous

        We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state.

        We have filed with the SEC, and subsequently amended from time to time, a Tender Offer Statement on Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth in Section 8 under "Available Information."

        No person has been authorized to give any information or make any representation on behalf of HP or Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be the agent of Purchaser, the Depositary or the Information Agent for the purpose of the Offer. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of HP, Purchaser, 3PAR or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

Rio Acquisition Corporation

September 7, 2010

 SCHEDULE A

INFORMATION CONCERNING MEMBERS OF THE BOARDS OF DIRECTORS AND
THE EXECUTIVE OFFICERS OF HP AND PURCHASER

HP

        Set forth below are the name, business address and current principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of HP. Except as otherwise noted, positions specified are positions with HP.

Name	Business Address	Principal Occupation or Employment	Citizenship
Board of Directors
Marc L. Andreessen	3000 Hanover Street Palo Alto, CA 94304	Independent Non-Executive Director.	United States

Co-founder and a general partner of Andreessen Horowitz, a venture capital firm founded in July 2009, Co-Founder and Chairman of Ning, Inc., an online platform founded in late 2004 for people to create their own social networks; Non-Executive Director of eBay Inc. Previously, Chairman of Opsware, Inc., a software company that he co-founded from September 1999 to July 2007.
Lawrence T. Babbio, Jr.	3000 Hanover Street Palo Alto, CA 94304	Independent Non-Executive Director.	United States

Senior Advisor to Warburg Pincus, a private equity firm, since June 2007. Previously, Vice Chairman and President of Verizon Communications, Inc., a telecommunications company, from 2000 until his retirement in April 2007.
Sari M. Baldauf	3000 Hanover Street Palo Alto, CA 94304	Independent Non-Executive Director.	Finland

Non-Executive Director at Fortum Oyj, Daimler AG, F-Secure Corporation and CapMan Plc. Previously, Executive Vice President and General Manager of the Networks business group of Nokia Corporation, a communications company, from July 1998 until February 2005.

Name	Business Address	Principal Occupation or Employment	Citizenship
Rajiv L. Gupta	3000 Hanover Street Palo Alto, CA 94304	Independent Non-Executive Director.	United States

Senior Advisor to New Mountain Capital, LLC, a private equity firm, since July 2009; Non-Executive Director of The Vanguard Group and Tyco International Ltd. Previously, Chairman and Chief Executive Officer of Rohm and Haas Company, a worldwide producer of specialty materials, from October 1999 to April 2009; Vice Chairman of Rohm and Haas Company from 1998 to 1999; Director of the Electronic Materials business of Rohm and Haas Company from 1996 to 1999; and Vice President and Regional Director of the Asia-Pacific Region from 1993 to 1998.
John H. Hammergren	3000 Hanover Street Palo Alto, CA 94304	Independent Non-Executive Director.	United States

Chairman of McKesson Corporation, a healthcare services and information technology company, since July 2002; President and Chief Executive Officer of McKesson since April 2001; Non-Executive Director of Nadro, S.A. de C.V. (Mexico).
Joel Z. Hyatt	3000 Hanover Street Palo Alto, CA 94304	Independent Non-Executive Director.	United States

Vice Chairman of Current Media, LLC, a cable and satellite television company, since July 2009. Previously, Chief Executive Officer of Current Media from September 2002 until July 2009; Lecturer in Entrepreneurship at the Stanford University Graduate School of Business from September 1998 to June 2003; Founder and Chief Executive Officer of Hyatt Legal Plans, Inc., a provider of employer-sponsored group legal plans.

Name	Business Address	Principal Occupation or Employment	Citizenship
John R. Joyce	3000 Hanover Street Palo Alto, CA 94304	Independent Non-Executive Director.	United States

Non-Executive Director of Sabre, Inc. and Intelsat, Ltd. Previously, Managing Director at Silver Lake, a private equity firm, from July 2005 through March 2010; from 1975 to July 2005, multiple roles for IBM, a global technology firm, including Senior Vice President and Group Executive of the IBM Global Services division; Chief Financial Officer; President, IBM Asia Pacific; and Vice President and Controller for IBM's global operations.
Robert L. Ryan	3000 Hanover Street Palo Alto, CA 94304	Lead Independent Non-Executive Director.	United States

HP's Lead Independent Director since September 2008; Non-Executive Director of General Mills, Inc.; The Black and Decker Corporation; and Citigroup, Inc. Previously, Senior Vice President and Chief Financial Officer of Medtronic, Inc., a medical technology company, from 1993 until his retirement in May 2005.
Lucille S. Salhany	3000 Hanover Street Palo Alto, CA 94304	Independent Non-Executive Director.	United States
President and Chief Executive Officer of JHMedia, a consulting company, since 1997; Partner and Director of Echo Bridge Entertainment, an independent film distribution company, since 2003.

Name	Business Address	Principal Occupation or Employment	Citizenship
G. Kennedy Thompson	3000 Hanover Street Palo Alto, CA 94304	Independent Non-Executive Director.	United States

Executive Advisor to Aquiline Capital Partners LLC, a private equity firm, since June 2009. Previously, Chairman of Wachovia Corporation, a financial services company, from February 2003 until June 2008; Chief Executive Officer of Wachovia from 2000 until June 2008; and President from 1999 until June 2008.
Executive Officers
Catherine A. Lesjak	3000 Hanover Street Palo Alto, CA 94304	Interim Chief Executive Officer since August 2010; Chief Financial Officer since January 2007; Senior Vice President from 2003 until December 2006; Treasurer from 2003 until March 2007.	Canada
Peter J. Bocian	3000 Hanover Street Palo Alto, CA 94304	Executive Vice President and Chief Administrative Officer since December 2008.	United States
R. Todd Bradley	3000 Hanover Street Palo Alto, CA 94304	Executive Vice President, Personal Systems Group since June 2005.	United States
Michael J. Holston	3000 Hanover Street Palo Alto, CA 94304	Executive Vice President and General Counsel since February 2007 and Secretary since March 2007.	United States
Vyomesh I. Joshi	3000 Hanover Street Palo Alto, CA 94304	Executive Vice President, Imaging and Printing Group since 2002.	United States
Ann M. Livermore	3000 Hanover Street Palo Alto, CA 94304	Executive Vice President, HP Enterprise Business since May 2004.	United States
John N. McMullen	3000 Hanover Street Palo Alto, CA 94304	Senior Vice President and Treasurer since March 2007; Vice President of Finance for HP's Imaging and Printing Group from May 2002 until March 2007.	United States
Randall D. Mott	3000 Hanover Street Palo Alto, CA 94304	Executive Vice President and Chief Information Officer since July 2005.	United States

Name	Business Address	Principal Occupation or Employment	Citizenship
James T. Murrin	3000 Hanover Street Palo Alto, CA 94304	Senior Vice President, Controller and Principal Accounting Officer since March 2007; Vice President of Finance for the former Technology Solutions Group from 2004 until March 2007.	United States
Marcela Perez de Alonso	3000 Hanover Street Palo Alto, CA 94304	Executive Vice President, Human Resources since January 2004.	United States
Shane V. Robison	3000 Hanover Street Palo Alto, CA 94304	Executive Vice President and Chief Strategy and Technology Officer since May 2002.	United States

PURCHASER

        Set forth below are the name, business address and current principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Purchaser. Except as otherwise noted, positions specified are positions with HP.

Name	Business Address	Principal Occupation or Employment	Citizenship
Paul T. Porrini	3000 Hanover Street Palo Alto, CA 94304	President and Secretary of Purchaser since August 2010; director of Purchaser since August 2010. Vice President, Deputy General Counsel and Assistant Secretary of HP since June 2008; previously, held various other positions in HP's legal department since 2001.	United States
Catherine A. Lesjak	3000 Hanover Street Palo Alto, CA 94304
		Chief Financial Officer of Purchaser since August 2010; director of Purchaser since August 2010. Interim Chief Executive Officer of HP since August 2010; Chief Financial Officer since January 2007; Senior Vice President from 2003 until December 2006; Treasurer from 2003 until March 2007.	Canada
Lester D. Ezrati	3000 Hanover Street Palo Alto, CA 94304	Director of Purchaser since August 2010. Senior Vice President of Global Tax of HP since May 1999; previously, held various positions in HP's tax department since 1980.	United States

        Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent by each stockholder of 3PAR or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer Is:

By Mail:	By Facsimile Transmission:	By Overnight Courier:
Computershare c/o Voluntary Corporate Actions P.O. Box 43011	For Eligible Institutions Only: (617) 360-6810	Computershare c/o Voluntary Corporate Actions 250 Royall Street, Suite V
Providence, RI 02940-3011	For Confirmation Only Telephone: (781) 575-2332	Canton, MA 02021

        Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at its telephone number and location listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders Call Toll-Free: (888) 750-5834
Banks and Brokers Call Collect: (212) 750-5833

QuickLinks

  Exhibit (a)(1)(Q)
IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
INTRODUCTION
THE TENDER OFFER
SCHEDULE A INFORMATION CONCERNING MEMBERS OF THE BOARDS OF DIRECTORS AND THE EXECUTIVE OFFICERS OF HP AND PURCHASER HP
PURCHASER